EXHIBIT 2.1
EQUITY PURCHASE AGREEMENT
     THIS EQUITY PURCHASE AGREEMENT (as amended, modified, supplemented or restated in accordance with its terms from time to time, this “Agreement”), dated as of July 28, 2008 (the “Agreement Date”), is by and among the following:
     (i) American Processing Company, LLC, a Michigan limited liability company (the “Buyer”);
     (ii) each of (a) THP/NDEx AIV Holdings, LP, a Delaware limited partnership (“THP Holdings”), (b) Trinity Hunt Partners III, L.P., a Delaware limited partnership (“Trinity Hunt III”), and (c) NDEx SBS Investment I, LP, a Delaware limited partnership (“NDEx SBS”);
     (iii) each of (a) Michael C. Barrett, an individual (“Michael C. Barrett”), (b) Jacqueline M. Barrett, an individual (“Jacqueline Barrett”), (c) Mary A. Daffin, an individual (“Mary Daffin”), (d) Robert F. Frappier, an individual (“Robert Frappier”), (e) James C. Frappier, an individual (“James C. Frappier”), (f) Abbe L. Patton, an individual (“Abbe Patton”), and (g) Barry Tiedt, an individual (“Barry Tiedt”);
     (iv) for certain limited purposes set forth herein, each of (a) THP/NDEx AIV Corp., a Delaware corporation (“THP Corp.”), (b) THP/NDEx AIV, LP, a Delaware limited partnership (“THP LP”), (c) National Default Exchange Management, Inc., a Delaware corporation (“Management”), (d) National Default Exchange Holdings, L.P., a Delaware limited partnership (“NDEx Holdings”), and (e) Dolan Media Company, a Delaware corporation (“DMC”); and
     (v) each of Michael C. Barrett and Peter John Stein, each solely in such Person’s capacity as a Sellers’ Representative and not in any other capacity. Certain capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in Section 9.12.
RECITALS
     A. Purchased Equity. The Sellers are collectively the owners of the following equity securities (collectively, the “Purchased Equity”):
     (1) all Founder Shares, which are owned by the Founder Stockholders in the amounts set forth opposite their respective names on Part (1) of the Schedule of Sellers attached hereto;
     (2) those Investor Shares owned by the Selling Investor Stockholders in the amounts set forth opposite their respective names on Part (2) of the Schedule of Sellers attached hereto (collectively, the “Purchased Investor Shares”);
     (3) all Founder Units, which are owned by the Founder Partners in the amounts set forth opposite their respective names on Part (3) of the Schedule of Sellers attached hereto;
     (4) those Investor Units owned by the Selling Investor Partners in the amounts set forth opposite their respective names on Part (4) of the Schedule of Sellers attached hereto (collectively, the “Purchased Investor Units”);

     (5) all Executive Units, which are owned by the Executive Partners in the amounts set forth opposite their respective names on Part (5) of the Schedule of Sellers attached hereto;
     (6) all THP Corp. Shares, which are owned by THP Holdings as set forth on Part (6) of the Schedule of Sellers attached hereto; and
     (7) all THP LP General Partnership Interests, which are owned by THP Holdings as set forth on Part (7) of the Schedule of Sellers attached hereto.
     B. Purchase Price. Subject to the terms and conditions set forth herein, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, the Purchased Equity for consideration (the “Purchase Price”) consisting of the following:
     (1) Cash Consideration. An aggregate amount in cash equal to One Hundred Eighty Million Five Hundred Thousand Dollars ($180,500,000) (the “Cash Consideration”), minus the sum of the following:
(i) the amounts necessary to pay the following (collectively, the “Payoff Amounts”): (A) all outstanding funded Indebtedness (the “Funded Indebtedness”), if any, of THP Corp., THP LP, Management and NDEx Holdings (referred to collectively as the “Acquired Companies,” and individually as an “Acquired Company”), or any Acquired Subsidiary and (B) amounts owed pursuant to the Releases (an estimate of the Payoff Amounts as of the Agreement Date is set forth on Schedule I attached hereto); plus
(ii) Thirteen Million Dollars ($13,000,000) (the “Earn Out Holdback Amount”), to be retained by the Buyer at the Closing until determination of the Earn Out Payment under Section 1.4 of this Agreement; plus
(iii) Fifteen Million Dollars ($15,000,000) (the “Indemnification Escrow Amount”), to be deposited in the Indemnification Escrow Account under the Indemnification Escrow Agreement; plus
(iv) One Million Five Hundred Thousand Dollars ($1,500,000) (the “NWC Holdback Amount”), to be retained by the Buyer at the Closing to secure the Sellers’ obligations under Section 1.3 of this Agreement.
     (2) APC Common Units Consideration. An aggregate of 84,137 APC Common Units (the “APC Common Units Consideration”), having an agreed upon fair market value of Eleven Million Five Hundred Fifty-Two Thousand Thirty-Six Dollars ($11,552,036); and
     (3) DMC Common Stock Consideration. An aggregate of 825,528 shares of DMC Common Stock (the “DMC Common Stock Consideration”), as may be adjusted to reflect any stock dividends, stock splits or combinations effectuated following the Agreement Date but prior to the Closing Date. The parties hereto acknowledge and agree that the DMC Common Stock Consideration was calculated by dividing (i) Fifteen Million Nine Hundred Forty-Seven Thousand Nine Hundred Sixty-Four Dollars ($15,947,964), by (ii) the average of the daily last reported closing price of DMC Common Stock for the twenty (20) trading days from and including June 27, 2008 to and including July 25, 2008.
AGREEMENTS
     In consideration of the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
SALE AND TRANSFER OF THE PURCHASED EQUITY
     1.1 Sale and Transfer of the Purchased Equity by the Sellers to the Buyer. Pursuant and subject in all respects to the terms and conditions herein set forth and in reliance upon the respective representations and warranties of the parties hereto set forth herein or in any document delivered pursuant hereto, at the Closing, the Sellers shall sell, transfer and deliver to the Buyer, free and clear of all Liens, and the Buyer shall purchase from the Sellers, all of each such Seller’s right, title and interest in and to the Purchased Equity for the Purchase Price payable to the Sellers, in accordance with Section 1.2 hereof.
     1.2 Payment of the Cash Consideration at Closing.
          (a) Payment of the Closing Date Cash Payment. At the Closing, the Buyer shall deliver to the Sellers, by wire transfer of immediately available funds to the bank accounts designated in writing by the Sellers no later than two (2) Business Days prior to the Closing Date, an aggregate amount in cash equal to the Closing Date Cash Payment. At the Closing, the Sellers shall deliver to the Buyer a certificate (the “Closing Consideration Certificate”) executed by each of the Sellers specifying the portion of each of the Closing Date Cash Payment, the APC Common Units Consideration and the DMC Common Stock Consideration to be paid or delivered to such Persons identified on Schedule 1.2(a) attached hereto.
          (b) Payment of Indebtedness Payments. At the Closing, the Buyer shall deliver to the creditors of the Companies, on behalf of the Companies, the Payoff Amounts (the aggregate amount of such payments, the “Indebtedness Payments”) pursuant to valid payoff letters delivered by the Sellers’ Representatives to the Buyer. The Sellers’ Representatives shall cause all creditors thereof to surrender at Closing and cancel all instruments evidencing any Funded Indebtedness and obtain the release or termination of any guarantees or security interests relating thereto and termination of all UCC financing statements filed in connection therewith.
          (c) Payment of the Indemnification Escrow Amount. At the Closing, the Buyer shall deliver to the Escrow Agent, by wire transfer of immediately available funds, the Indemnification Escrow Amount to be held in the Indemnification Escrow Account. Such funds plus all income accrued thereon shall be maintained by the Escrow Agent to secure the Sellers’ obligations under Section 8.2 and, to the extent applicable, Section 1.3, of this Agreement and shall be administered and payable in accordance with the Indemnification Escrow Agreement.

          (d) Retention of the Earn Out Holdback Amount. At the Closing, the Buyer shall retain a portion of the Cash Consideration equal to the Earn Out Holdback Amount until determination of the Earn Out Payment under Section 1.4 of this Agreement.
          (e) Retention of the NWC Holdback Amount. At the Closing, the Buyer shall retain a portion of the Cash Consideration equal to the NWC Holdback Amount to secure the Sellers’ obligations under Section 1.3 of this Agreement.
     1.3 Purchase Price Adjustment for Net Working Capital. The Purchase Price shall be subject to adjustment as determined pursuant to this Section 1.3.
          (a) Net Working Capital. The parties hereto acknowledge that the Purchase Price has been based, in part, on the Companies having the Target Net Working Capital and the Target Final Closing Cash Amount as of the Closing Date. The Purchase Price paid at the Closing pursuant to Section 1.2(a) shall be adjusted in accordance with the procedures set forth in this Section 1.3.
          (b) Final Closing Date Balance Sheet. The Buyer shall on or before the Adjustment Date prepare in good faith and deliver to the Sellers’ Representatives a balance sheet reflecting the Closing Net Working Capital (and the Final Closing Cash Amount), which balance sheet will be prepared in accordance with the procedures described in the definition of Net Working Capital herein and shall not take into account the transactions contemplated hereby. The balance sheet prepared in accordance with the foregoing shall be referred to herein as the “Final Closing Date Balance Sheet.” From and after the Closing Date to the date of the final determination of the Final Closing Date Balance Sheet (including final resolution of any dispute raised by the Sellers’ Representatives in an Objection Notice) pursuant to this Section 1.3, the Buyer shall provide the Sellers’ Representatives and the Sellers’ Representatives’ accountants upon reasonable notice with reasonable access to the books and records of the Companies used to determine the Final Closing Date Balance Sheet and the Buyer shall cause the Companies’ employees to cooperate in all reasonable respects with the Sellers’ Representatives and the Sellers’ Representatives’ accountants in connection with their review of such work papers and other documents and information relating to the Buyer’s calculation of the Final Closing Date Balance Sheet.
          (c) Post-Closing Adjustment Procedures. Within thirty (30) days after receipt by the Sellers’ Representatives of the Final Closing Date Balance Sheet, the Sellers’ Representatives shall notify the Buyer as to whether the Sellers agree or disagree with the Final Closing Date Balance Sheet and, if the Sellers disagree, such notice shall set forth in reasonable detail the particulars of such disagreement. If the Sellers’ Representatives provide a notice of agreement or does not provide a notice of disagreement within such thirty-day period, then the Sellers shall be deemed to have accepted the calculations and the amounts set forth in the Final Closing Date Balance Sheet delivered by Buyer, which shall then be final, binding and conclusive for all purposes hereunder. If the Sellers’ Representatives have a disagreement or objection to the Buyer’s calculation of the Final Closing Date Balance Sheet, the Sellers’ Representatives shall deliver to the Buyer a notice of such a disagreement or objection within such thirty-day period (an "Objection Notice”), which such notice shall specify the items in the Final Closing Date Balance Sheet disputed by the Sellers’ Representatives and shall describe the basis for any such disagreement or objection. For a period of thirty (30) days after receipt by the Buyer of the Objection Notice, the Buyer and the Sellers’ Representatives shall each use their respective Reasonable Efforts to resolve any disagreements with respect to the Buyer’s calculation of the Final Closing Date Balance Sheet.
          (d) Resolution of Protest. If, at the end of the thirty-day resolution period, the Buyer and the Sellers’ Representatives are unable to resolve any disagreements as to the Buyer’s calculation of the Final Closing Date Balance Sheet, then the Independent Accounting Firm shall resolve any remaining disagreements. The Independent Accounting Firm shall be charged with determining as promptly as practicable, but in any event within thirty (30) days after the date on which such dispute is referred to the Independent Accounting Firm, any disputed items required to determine the Final Closing Date Balance Sheet.
          (e) Report of Independent Accounting Firm. The Independent Accounting Firm shall be directed to render a written report on the unresolved disputed issues with respect to the Final Closing Date Balance Sheet calculation as promptly as practicable, but in no event more than thirty (30) days after such submission to the Independent Accounting Firm, and to resolve only those issues of dispute set forth in the Objection Notice. If unresolved disputed issues are submitted to the Independent Accounting Firm, the Buyer and the Sellers’ Representatives will each furnish to the Independent Accounting Firm such work papers, schedules and other documents and information relating to the unresolved disputed issues as the Independent Accounting Firm may reasonably request. The Independent Accounting Firm shall establish the procedures it shall follow (including procedures with regard to the presentation of evidence) giving due regard to the mutual intention of the Buyer and the Sellers’ Representatives to resolve the disputed items and amounts as quickly, efficiently and inexpensively as possible. The resolution of the dispute and the calculation of the Final Closing Date Balance Sheet by the Independent Accounting Firm shall be final and binding on the parties hereto. The fees and expenses of the Independent Accounting Firm shall be allocated between the Buyer and the Sellers’ Representatives in the proportion that the amounts determined by the Independent Accounting Firm against each party bears to the total amount in dispute (determined with respect to dollar amount). If the Independent Accounting Firm fails to make a final determination to resolve any and all disputes in accordance with the requirements of this Section 1.3(e) the Buyer and the Sellers’ Representatives will agree to submit such unresolved disputed issues with respect to the Final Closing Date Balance Sheet calculation to binding arbitration for final resolution.
          (f) Payment of Closing Net Working Capital Adjustment.
               (i) If there is a Net Surplus, then the Buyer shall pay to the Sellers’ Representatives, on behalf of the Sellers, an amount equal to the sum of (a) the Net Surplus, plus (b) the entire NWC Holdback Amount.
               (ii) If there is a Net Deficit, then:
          (1) to the extent that the Net Deficit is less than the NWC Holdback Amount, then the Buyer shall (A) retain a portion of the NWC Holdback Amount equal to the Net Deficit and (B) pay to the Sellers’

Representatives, on behalf of the Sellers, an amount equal to (x) the NWC Holdback Amount minus (y) the Net Deficit; or
          (2) to the extent that the Net Deficit is greater than or equal to the NWC Holdback Amount, then (A) the Buyer shall retain the entire NWC Holdback Amount and (B) the Sellers’ Representatives and the Buyer shall execute and cause a joint written direction (a “Joint Direction”) to be delivered to the Escrow Agent which Joint Direction shall direct the Escrow Agent to pay out of the Indemnification Escrow Account an amount equal to (x) the Net Deficit minus (y) the NWC Holdback Amount.
               (iii) All payments to be made pursuant to this Section 1.3(f) shall be made within five (5) Business Days following the final determination of the Final Closing Date Balance Sheet (including final resolution of any dispute raised by the Sellers’ Representatives in an Objection Notice) and by wire transfer of immediately available funds to a bank account designated in writing by the recipient prior thereto.
     1.4 Earn Out. The Purchase Price shall be subject to further adjustment as determined pursuant to this Section 1.4.
          (a) Earn Out Payment. Subject to the terms and conditions hereof, if Adjusted EBITDA equals or exceeds the Adjusted EBITDA Target for the Earn Out Period, then the Sellers shall be entitled to an additional payment from Buyer for the Earn Out Period in an amount equal to the Maximum Earn Out Payment; provided, however, that for each dollar ($1.00) that Adjusted EBITDA for the Earn Out Period is less than the Adjusted EBITDA Target, the Maximum Earn Out Payment will be reduced by seven dollars and fifty cents ($7.50). The final amount, if any, of any additional payment owed by the Buyer to the Sellers under this Section 1.4 shall hereinafter be referred to as the “Earn Out Payment.”
          (b) Procedures Applicable to Determination of the Earn Out Payment.
               (i) On or before the date which is sixty (60) days after the last day of the Earn Out Period, the Buyer shall deliver to the Sellers’ Representatives (such date of delivery, the “Earn Out Calculation Delivery Date”) its good faith determination of Adjusted EBITDA for the Earn Out Period (the “Earn Out Calculation”) and the basis for such calculation. The Sellers’ Representatives and the Sellers’ Representatives’ accountants shall be given reasonable access to the books and records of the Companies upon reasonable notice to verify the applicable Earn Out Calculation.
               (ii) On or before the thirtieth (30th) day following the Earn Out Calculation Delivery Date, the Sellers’ Representatives may deliver to the Buyer a notice of objection (an "Earn Out Calculation Objection Notice”) with respect to the Earn Out Calculation. If no Earn Out Calculation Objection Notice is delivered by the Sellers’ Representatives to the Buyer before the expiration of such thirty (30) day period, then the Earn Out Calculation shall be final and binding on the parties hereto as Adjusted EBITDA for the Earn Out Period. Any Earn Out Calculation Objection Notice shall specify the items in the Earn Out Calculation disputed by the Sellers’ Representatives and shall describe the basis for such objection, as well as the amount in dispute and the Sellers’ Representatives’ determination of Adjusted EBITDA for the Earn Out Period. If an Earn Out Calculation Objection Notice is delivered in accordance with this Section 1.4(b)(ii), the Buyer and the Sellers’ Representatives shall consult with each other with respect to the objection set forth therein. If the Buyer and the Sellers’ Representatives are unable to reach agreement within fifteen (15) days after such an Earn Out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accounting Firm. The Independent Accounting Firm shall be directed to render a written report on the unresolved disputed issues with respect to the Earn Out Calculation as promptly as practicable, but in no event greater than thirty (30) days after such submission to the Independent Accounting Firm, and to resolve only those issues of dispute set forth in the Earn Out Calculation Objection Notice. If unresolved disputed issues are submitted to the Independent Accounting Firm, the Buyer and the Sellers’ Representatives will each furnish to the Independent Accounting Firm such work papers, schedules and other documents and information relating to the unresolved disputed issues as the Independent Accounting Firm may reasonably request. The Independent Accounting Firm shall establish the procedures it shall follow (including procedures with regard to the presentation of evidence) giving due regard to the mutual intention of the Buyer and the Sellers’ Representatives to resolve the disputed items and amounts as quickly, efficiently and inexpensively as possible. The resolution of the dispute and the calculation of Adjusted EBITDA that is the subject of the Earn Out Calculation Objection Notice by the Independent Accounting Firm shall be final and binding on the parties hereto. The fees and expenses of the Independent Accounting Firm shall be allocated between the Buyer and Sellers in the proportion that the amounts determined by the Independent Accounting Firm against each party bears to the total amount in dispute (determined with respect to dollar amount).
          (c) Payment of the Earn Out Payment. No later than five (5) Business Days following the final determination of Adjusted EBITDA for the Earn Out Period (including final resolution of any dispute raised by the Sellers’ Representatives in an Earn Out Calculation Objection Notice) (such date, the “Final Adjusted EBITDA Determination Date”), the Buyer shall pay the Earn Out Payment, if any, to the Sellers’ Representatives, on behalf of the Sellers, by wire transfer of immediately available funds to a bank account designated in writing by the Sellers’ Representatives.
          (d) Earn Out Period Budget. No later than two (2) Business Days prior to the Closing Date, the Buyer shall prepare and deliver to the Sellers’ Representatives an operating budget for the Acquired Business for the period of the Closing Date through the end of the Earn Out Period (the “Earn Out Period Budget”). The Buyer agrees to use Reasonable Efforts to manage the operations of the Acquired Business in accordance with the Earn Out Period Budget.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
PERTAINING TO THE COMPANIES
     As a material inducement to the Buyer to enter into this Agreement, each of the Sellers, severally and not jointly, represents and warrants to the Buyer as follows:
     2.1 Organization and Qualification of the Companies. Each of the Companies is duly organized, validly existing and in good standing as a corporation, limited partnership or limited liability company, as the case may be, under the laws of the jurisdiction set forth opposite such Company’s name on Schedule 2.1-1 attached hereto. Each of the Companies (i) has the requisite power and authority required to own and lease its property and to carry on its business as presently conducted and (ii) is duly qualified to transact business, and is in good standing as a foreign corporation, limited partnership or limited liability company, as the case may be, authorized to transact business and to own and lease property in each jurisdiction (set forth opposite such Company’s name on Schedule 2.1-2 attached hereto) in which the nature of the business conducted by it, or the character or location of the properties owned or leased by it, requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Except for NDEx Holdings’ ownership of the Excluded Subsidiaries Equity Interests or as set forth on Schedule 2.1-3 attached hereto, no Company owns, directly or indirectly, any stock, partnership interest, limited liability company interest, joint venture interest or other equity interest in any other Person. The Sellers’ Representatives have previously delivered to the Buyer complete and correct copies of the Organizational Documents for each of the Companies.
     2.2 Power and Authority; Authorization; Due Execution and Binding Effect. Each Acquired Company has the requisite legal capacity, power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to consummate the Transaction and to perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the Transaction. The execution and delivery of this Agreement and the Transaction Documents to which an Acquired Company is a party, and the performance by each Acquired Company of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate or partnership action, as the case may be. This Agreement and the Transaction Documents to which an Acquired Company is a party have been duly and validly executed and delivered by each Acquired Company. This Agreement and the Transaction Documents to which an Acquired Company is a party will constitute, upon such execution and delivery hereof, the valid and binding obligations of such Acquired Company, enforceable in accordance with their respective terms except as enforcement thereof may be limited by applicable Insolvency Laws.
     2.3 Capitalization.
          (a) The Founder Shares are owned by the Founder Stockholders in the amounts set forth opposite their respective names on Part (1) of the Schedule of Sellers attached hereto. The Purchased Investor Shares are owned by the Selling Investor Stockholders in the amounts set forth opposite their respective names on Part (2) of the Schedule of Sellers attached hereto. THP LP owns 14,057 Investor Shares (the “THP LP Investor Shares”). There are no other capital stock or other equity interests in Management other than the Founder Shares, the Purchased Investor Shares and the THP LP Investor Shares.
          (b) The Founder Units are owned by the Founder Partners in the amounts set forth opposite their respective names on Part (3) of the Schedule of Sellers attached hereto. The Purchased Investor Units are owned by the Selling Investor Partners in the amounts set forth opposite their respective names on Part (4) of the Schedule of Sellers attached hereto. The Executive Units are owned by the Executive Partners in the amounts set forth opposite their respective names on Part (5) of the Schedule of Sellers attached hereto. THP LP owns 140,568 Investor Units (the “THP LP Investor Units”). There are no other limited partnership interests in NDEx Holdings other than the Founder Units, the Purchased Investor Units, the Executive Units and the THP LP Investor Units. All of the authorized and outstanding general partnership interests in NDEx Holdings (the “NDEx General Partnership Interests”) are owned by Management.
          (c) The THP LP General Partnership Interests are owned by THP Holdings. There are no other general partnership interests in THP LP other than the THP LP General Partnership Interests. All of the authorized and outstanding limited partnership interests in THP LP (the “THP LP Limited Partnership Interests”) are owned by THP Corp. All of the THP Corp. Shares are owned by THP Holdings.
          (d) All of the authorized and outstanding shares of capital stock, partnership interests, membership interests or other equity interest in each of the Acquired Subsidiaries (collectively, the “Acquired Subsidiaries Equity Interests”) are owned by those Persons identified and in the amounts set forth opposite their respective names on Schedule 2.3(d) attached hereto.
          (e) All of the authorized and outstanding membership interests or other equity interest in each of the Excluded Subsidiaries (collectively, the “Excluded Subsidiaries Equity Interests”) are owned by NDEx Holdings in the amounts set forth on Schedule 2.3(e) attached hereto.
          (f) There are no outstanding preemptive, conversion, subscription or other rights, warrants, options or agreements to issue, purchase or register any of the Equity Interests. Each of the Equity Interests was duly and validly issued, fully paid and non assessable, is free and clear of all Liens and was issued in a manner not in violation of applicable provisions of U.S. Federal and state securities laws. None of the Companies has any equity appreciation rights, phantom equity plan or similar rights.
     2.4 No Conflict. Except as set forth on Schedule 2.4, neither the execution and delivery of this Agreement or any Transaction Document by any Company, the consummation of the Transaction nor the performance of any Company’s obligations under this Agreement or any Transaction Document will, directly or indirectly:
          (a) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of (i) any provision of the Organizational Documents of any of the

Companies, (ii) any resolution adopted by the Sellers as a stockholder or partner, as the case may be, of any Acquired Company, or (iii) any Legal Requirement, Governmental Authorization, Contract or any Order to which any Company may be subject;
          (b) give any Person or Governmental Body the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, modify, withdraw or suspend any Contract, Legal Requirement, Governmental Authorization or Order; or
          (c) result in (with or without notice or lapse of time) the imposition or creation of any Lien upon or with respect to any of the Equity Interests.
     2.5 No Consent Required. No Consent is required to be made or obtained by the Companies in connection with the authorization, execution, delivery, performance or lawful completion of this Agreement or the Transaction, including, but not limited to, the applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” laws.
     2.6 Financial Statements.
          (a) Attached as Schedule 2.6-1 hereto are the following unaudited combined financial statements of the Law Firms, the Excluded Subsidiaries, and the Companies (collectively, the “2007 Financial Statements”):
               (i) the balance sheet for the Law Firms, the Excluded Subsidiaries, and the Companies as of December 31, 2007; and
               (ii) the statement of income for the Law Firms, the Excluded Subsidiaries, and the Companies for the twelve (12) month fiscal period ended December 31, 2007.
          (b) Attached as Schedule 2.6-2 hereto are the following unaudited combined financial statements of the Law Firms, the Excluded Subsidiaries, and the Companies (collectively, the "Unaudited Financial Statements”):
               (i) the unaudited balance sheet for the Law Firms, the Excluded Subsidiaries, and the Companies as of May 31, 2008; and
               (ii) the unaudited statement of income for the Law Firms, the Excluded Subsidiaries, and the Companies for the five (5)-month fiscal period ended May 31, 2008.
The Financial Statements have been prepared in accordance with GAAP consistently applied (except, in the case of the Unaudited Financial Statements, for the absence of footnote disclosure and normal and immaterial year-end adjustments) throughout the periods indicated and fairly and accurately present in all material respects the financial position of the Law Firms, the Excluded Subsidiaries, and the Companies on a historical basis, including, but not limited to, disclosure of all material liabilities, direct or contingent, of each of the Law Firms, the Excluded Subsidiaries, and the Companies required to be disclosed by GAAP, as of December 31, 2007, and the results of its operations for the period then ended, subject, in the case of the Unaudited Financial Statements, to normal and immaterial year-end adjustments. The audit of the 2007 Financial Statements will not result in any material adjustment to the 2007 Financial Statements. The books and records of the Acquired Business are accurate and complete in all material respects, and fairly and accurately present and reflect in all material respects all of the transactions described therein.
     2.7 Internal Controls. The Companies have established, and maintain, adhere to and enforce, a system of internal control over financial accounting that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Except as set forth on Schedule 2.7, the Companies have not identified or been made aware of (a) any significant deficiency or material weakness in the system of internal control over financial accounting utilized by the Companies, (b) any fraud, whether or not material, that involves the Companies’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Companies or (c) any claim or allegation regarding any of the foregoing.
     2.8 Absence of Liabilities.
          (a) THP Corp. has no employees, assets or Liabilities, is not a party to any Contract and does not engage in any business or other activity other than its ownership of the THP LP Limited Partnership Interests. THP LP has no employees, assets or Liabilities, is not a party to any Contract and does not engage in any business or other activity other than its ownership of the THP LP Investor Shares and the THP LP Investor Units. Except as set forth on Schedule 2.8(a), Management has no employees, assets or Liabilities, is not a party to any Contract and does not engage in any business or other activity other than its ownership of the NDEx General Partnership Interests and the performance of its duties as the general partner of NDEx Holdings.
          (b) Except as set forth on Schedule 2.8(b)-1, Addison has no employees, assets or Liabilities, is not a party to any Contract and does not engage in any business or other activity. Except as set forth on Schedule 2.8(b)-2, AllStar has no employees, assets or Liabilities, is not a party to any Contract and does not engage in any business or other activity. Except as set forth on Schedule 2.8(b)-3, ProRem has no employees, assets or Liabilities, is not a party to any Contract and does not engage in any business or other activity. Except as set forth on Schedule 2.8(b)-4, TitleStar has no employees, assets or Liabilities, is not a party to any Contract and does not engage in any business or other activity.
          (c) Except as set forth on Schedule 2.8(c) attached hereto, as of the Closing Date, none of the Companies or the Excluded Subsidiaries has any Liabilities arising out of transactions entered into on or prior to the Agreement Date, or any transaction, series of transactions, action or inaction occurring on or prior to the Agreement Date, or any state of facts or condition existing on or prior to the Agreement Date (regardless of when such Liability is asserted), other than those Liabilities (i) included in the balance sheets which are included in the Unaudited Financial Statements, (ii) incurred in the ordinary course of the Acquired Business or the Excluded Subsidiaries’ Businesses consistent with past practices with unrelated parties, or (iii) to be performed in the ordinary course of business after the Closing pursuant to any Contract or Governmental Authorization.
     2.9 Personal Property.
          (a) Each of the Companies possesses good and indefeasible title, free and clear of all Liens (except for Permitted Liens), to all of the personal property assets needed to carry on its business as presently conducted.
          (b) All of the tangible assets of the Companies are in good operating condition and are useable in the ordinary course of business. There is no material tangible asset or material portion of the tangible assets that requires any repair or replacement other than repair and maintenance arising in the ordinary course of business. Except as set forth on Schedule 2.9(b), no material tangible personal property owned or leased by any Company is located other than at the real property leased pursuant to one of the Material Leases.
          (c) Schedule 2.9(c) contains a true and complete list of all material property owned or leased by each Company.
     2.10 Compliance with Laws; Governmental Authorizations.
          (a) Compliance with Laws. To the Knowledge of Sellers, each of the Companies, the Excluded Subsidiaries and the Law Firms is currently conducting and, during the five-year period prior to the Closing Date, has conducted its business in all material respects in accordance with all applicable Legal Requirements. Except as set forth on Schedule 2.10(a), none of the Companies, the Excluded Subsidiaries or the Law Firms has received any Order or other notice from any Governmental Body asserting any present or past failure by it to comply with any applicable Legal Requirements.
          (b) Governmental Authorizations. The Companies possess all material Governmental Authorizations that are necessary to permit the Companies to lawfully conduct and operate the Acquired Business and to permit the Companies to own and use their respective assets (the “Company Governmental Authorizations”). Schedule 2.10(b) contains a complete and accurate list of each Company Governmental Authorization. Each Company Governmental Authorization is valid and in full force and effect. All applications required to have been filed for the renewal of the Company Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Company Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies. No Company Governmental Authorization is subject to termination or modification as a result of the authorization, execution, delivery, performance or lawful completion of this Agreement or the Transaction.
     2.11 Real Property.
          (a) None of the Companies own, nor has agreed or has an option to purchase or sell, or is obligated to purchase or sell, any real property.

          (b) Schedule 2.11(b) sets forth a true and complete list of each lease, sublease or license (each a “Material Lease”) under which any Company is a lessee, lessor, sublessee, sublessor, licensee or licensor which (a) is a lease or license of real property or any interest in real property, or (b) is a lease of personal property which provides for aggregate payments of more than $10,000 per year, has a term exceeding one year or may not be canceled upon ninety (90) or fewer days’ notice without any liability, penalty or premium (other than a nominal cancellation fee or charge). Accurate and complete copies of all of the Material Leases (including any amendments thereto) have heretofore been delivered to the Buyer by the Sellers’ Representatives.
          (c) With respect to the Material Leases, (i) except for any validly executed written amendments, no such Material Leases have been amended, modified or assigned, (ii) no Company is in default or breach of any of the terms of any Material Lease nor, to the Sellers’ Knowledge, is any other party to any Material Lease in default or breach under the terms thereof; (iii) each such Material Lease is in full force and effect and is valid, binding and enforceable against the applicable Company and each other party thereto in accordance with its terms, (iv) all accrued and currently payable rents and other payments required by such Material Leases have been paid, and (v) each Company and, to the Knowledge of the Sellers, each other party thereto, has complied in all material respects with all of its respective covenants and provisions of the Material Leases.
          (d) None of the Sellers or the Companies have received any notice asserting that there is, with respect to any Material Lease, any event of default or breach, or event which with notice or lapse of time or both would constitute an event of default or breach, existing on the part of any Company or, to the Knowledge of the Sellers, on the part of any other party thereto.
          (e) None of the rights of any Company under any Material Lease will be subject to termination or modification (nor will any Person have the right to accelerate the performance of any Company under any Material Lease), and no consent or approval of any Person is required under any Material Lease, as a result of the consummation of the Transaction.
          (f) All of the Leased Real Property is in good order and repair. All build out work and other improvements to be made under any of the Material Leases have been completed in a commercially reasonable manner.
          (g) There is no pending or, to the Sellers’ Knowledge, Threatened condemnation or other governmental taking of any Leased Real Property or any part thereof.
          (h) There are no special, general or other assessments pending or Threatened against any of the Companies or affecting any Leased Real Property that would be payable by the lessee thereof.
          (i) Except as set forth on Schedule 2.11(i), there are no leases, subleases, licenses or other agreements, written or oral, granting to any Persons (other than the Companies) the right of use or occupancy of any portion of the Leased Real Property and there are no Persons (other than the Companies) in possession of the Leased Real Property.

          (j) The Leased Real Property is being operated in material compliance with all requirements of Governmental Bodies, including, but not limited to, any building, zoning and land use laws and codes, and the Companies have not received notice of any violation thereof.
     2.12 Contracts.
          (a) Schedule 2.12(a) contains a complete and accurate list, and the Sellers’ Representatives have delivered to the Buyer complete and correct copies of all Material Contracts to which any Company is a party.
          (b) All of the Contracts are in full force and effect and are valid and enforceable in all respects in accordance with their terms except with respect to applicable Insolvency Laws and equitable principles generally, and, to the Sellers’ Knowledge, no event has occurred or circumstance exists that would give any Person the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any such Contract.
          (c) There are no pending renegotiations of any of the Contracts and all new Contracts which are being actively negotiated and which would be required to be listed on Schedule 2.12(a) are so listed thereon. The Buyer acknowledges and agrees that the Companies may occasionally be required to settle, compromise, modify or amend any contractual relationship with their customers, despite such contract’s terms, in order to preserve the customer relationship. Any such material settlement, compromise, modification or amendment made or agreed to by any Company since January 1, 2007 is described on Schedule 2.12(c). Contracts between the Law Firms and the clients of the Law Firms are also generally subject to termination by the clients under applicable laws and rules of professional responsibility applicable to attorneys. For purposes of this Section 2.12(c), a settlement, compromise, modification or amendment of any contractual relationship with a customer shall not be deemed “material” unless such event individually exceeds $10,000 in amount.
          (d) Each of the Companies enjoys peaceful and undisturbed possession of all leased personal or movable property under all such leases set forth, or required to be set forth, on Schedule 2.12(a), and all of such leases are valid and in full force and effect and are enforceable against the applicable Company and, to the Knowledge of Sellers, against all other parties thereto, except with respect to Insolvency Laws and equitable principles generally, and none of the Companies, and to the Knowledge of the Sellers, none of the other parties thereto is in default under any of such leases and no event has occurred which with the giving of notice or the passage of time or both could constitute a default under any of such leases.
          (e) Except as set forth on Schedule 2.4, no Contract is subject to termination, modification (including any changes, modifications or alterations to any of the terms of any Contract arising by operation of any provisions of any such Contract) or acceleration as a result of the consummation of the Transaction.
     2.13 Proprietary Rights.
          (a) Schedule 2.13(a) sets forth the following Proprietary Rights owned or licensed for use by the Companies and used in connection with the Acquired Business: (i)

patents and patent applications (including all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof) (the “Patents”); (ii) trademark and service mark registrations, registration applications, and material unregistered trademarks and service marks (the “Trademarks”); (iii) Internet domain name registrations (the "Domain Names”); (iv) copyright registrations, renewals and applications for registration of copyrights (the “Copyrights”); (v) material Software; and (vi) registered and unregistered trade names and corporate names. Except as set forth on Schedule 2.13(a): (x) all Patents, Trademarks, Domain Names and Copyrights set forth on Schedule 2.13(a) are currently in the name of one of the Companies, and remain in full force and effect; (y) no Proprietary Right that is the subject of a patent or patent application, trademark or service mark registration or registration application, domain name registration or copyright registration or registration application has been canceled, abandoned, adjudicated invalid, or otherwise terminated; and (z) all renewal and maintenance fees in respect of the Proprietary Rights referred to in (y) above (if applicable) have been duly paid.
          (b) The Companies have all the right, title and interest in and to, or possess the valid right to use in the manner and to the extent used in the Acquired Business, all Proprietary Rights used in or necessary for the operation of the Acquired Business free and clear of any Liens.
          (c) To the Knowledge of the Sellers, no Company has infringed, misappropriated or violated, or is currently infringing, misappropriating or violating, any Proprietary Rights of any third party. (i) No Action asserting the invalidity, misuse or unenforceability of any Proprietary Rights, contesting ownership of any Proprietary Rights, or otherwise challenging any Companies’ rights in or use of the Proprietary Rights, is pending or, to the Sellers’ Knowledge, Threatened, and no valid grounds for the same exist; (ii) no Company has received any notices, nor, to the Sellers’ Knowledge, are there any facts that indicate, that the conduct of the Acquired Business and/or use of any Proprietary Rights has infringed, misappropriated or otherwise conflicted with, or infringes, misappropriates or otherwise conflicts with, any Proprietary Rights of any other Person; and (iii) none of the Proprietary Rights owned by any of the Companies has been or, to the Sellers’ Knowledge, is currently being infringed, misappropriated or otherwise violated by any Person.
          (d) No material Proprietary Right is subject to termination or modification (including any changes, modifications or alterations to any of the terms or conditions of any Proprietary Right arising by operation of any provisions of the terms of use of any such Proprietary Right) as a result of the Transaction.
          (e) (i) All Proprietary Rights used in the operation of the Acquired Business (including, but not limited to, Software and all Websites) have been either (A) developed or created by employees of one of the Companies, who developed or created such Proprietary Rights acting fully within the scope of their employment with one of the Companies and all rights thereto are exclusively owned by the Companies; or (B) are being used by the applicable Company pursuant to, and in compliance with Contracts to which such Company is a party, copies of which have been previously supplied to the Buyer (collectively, the “Third Party Licenses”); (ii) Schedule 2.13(e) sets forth a compete list of all agreements as to which any of the Companies is a party and pursuant to which any third party is engaged or authorized to develop, create, design, use, modify, create derivative works of, distribute, sell, resell, license, sublicense, support, maintain, integrate or implement any Proprietary Rights, including any source code escrow agreements; and (iii) the Sellers’ Representatives have delivered to the Buyer correct and complete copies of all such agreements. No open source or public library software (such as, but not limited to, software licensed under the GNU General Public License, BSD License, Apache or Open LDAP Public License) is used in the Software. The Companies have been in compliance with all Third Party Licenses and such Third Party Licenses will validly continue in full force and effect on identical terms following the closing of the Transaction.
          (f) (i) To the Sellers’ Knowledge, no Software or Third Party Software owned by, licensed to or used in the Acquired Business contains any back door, time bomb, Trojan horse, worm, drop dead device, or virus (as such terms are used in the computer software industry), or any other software routines or hardware components designed to permit unauthorized access to, or to disable or damage, any computer system, software, hardware, or data, or to perform any similar function (collectively, "Malicious Code”); (ii) none of the Websites (or any component thereof), other Proprietary Rights, or other assets owned or licensed by one of the Companies performs, or is designed to perform, any illegal or malicious act in respect of any user of any of the Websites or any computer system, software, hardware or data, including, but not limited to, downloading Malicious Code or illegally and harvesting electronic mail addresses; (iii) no Proprietary Rights, including the Software, contain unlicensed Third Party Software; and (iv) no Third Party Software is required to develop or support the use of the Software or any other Proprietary Rights. None of the Companies has entered into any agreement under which it is restricted from selling, licensing or otherwise marketing or distributing any products or services, whether to any class or type of customers or through any type of channel or in any geographic area or during any period of time, or otherwise, including by virtue of any exclusive arrangements with distributors, resellers or others.
          (g) (i) The Companies have not used, authorized the use of or purchased as keywords or uniform resource locaters, are not using or authorizing the use or purchase of, and have written agreements with any and all marketing services vendors engaged by the Companies not to purchase as keywords or otherwise use, any trademarks, service marks, or trade names of any competitor of any of the Companies or any other Person, or any terms confusingly similar thereto (“Third Party Marks”), in any manner designed to: divert traffic from or to obscure another Person’s website, without the Consent of such other Person; to disrupt the experience of a visitor to the website of another Person, without the Consent of such other Person; to elevate search engine rankings of any of the Companies or the Acquired Business above those of any competitor of any of the Companies or the Acquired Business; or to infringe, tarnish, dilute or otherwise violate such Third Party Marks; and (ii) each of the Companies has taken all measures that it is legally required to take to comply with (x) the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (the "CAN-SPAM Act”), including, but not limited to, complying with all disclosure requirements, and those requirements relating to opt-out mechanisms and requests, in regard to all electronic mail messages that qualify as “commercial electronic mail messages” within the meaning of the CAN-SPAM Act; and (y) with all other Legal Requirements applicable to the Internet related to the marketing, promotion and operation of the Acquired Business.

          (h) The Companies have taken all reasonable measures to safeguard and maintain the secrecy, confidentiality and value of any and all material trade secrets and confidential processes, algorithms, source code, know how, business methods, data, or other confidential information, data and materials owned by or licensed to the Companies or used in the Acquired Business, and the Companies have not knowingly, by any of their acts or omissions, or by the acts or omissions of their respective Affiliates or representatives, caused any of the Proprietary Rights to be transferred, diminished, tarnished, or otherwise adversely affected.
          (i) No government funding or university, college or other facilities of any institution of higher education were used in the development of any of the Proprietary Rights, and no Proprietary Rights were developed pursuant to any contract or arrangement with any other Persons.
          (j) None of the Companies nor any Seller has made any oral or written representations or warranties with respect to the Software to other Persons.
          (k) The computer software, hardware, systems and databases used internally in the operation of the Acquired Business (the “Computer System”) adequately meets the data processing needs of the Acquired Business and operations of the Companies as presently conducted. The Companies have arranged for back-up data processing services adequate to meet their data processing needs in the event the Computer System or any of its material components is rendered temporarily or permanently inoperative as a result of a natural or other disaster. The Computer System performs substantially in accordance with the documentation related thereto, and the Companies have not suffered any failures, errors or breakdowns in the Computer System within the past twelve (12) months which have caused any material disruption or material interruption in the Acquired Business.
     2.14 ERISA.
          (a) Schedule 2.14(a) lists all Employee Benefit Plans.
          (b) The Sellers’ Representatives have delivered complete and correct copies to the Buyer of (i) each written Employee Benefit Plan, as amended to the Closing, together with all required financial statements and actuarial reports for the three (3) most recent plan years, if any; (ii) each funding vehicle with respect to each such plan; (iii) the most recent and any other determination letter, ruling or material notice issued by any Governmental Body with respect to such plan; (iv) the Form 5500 Annual Report (or evidence of any applicable exemption) for the three (3) most recent plan years to the extent such forms are required for any Employee Benefit Plan; (v) the most recent summary plan description and any summary of material modifications thereto which relates to any such plan; and (vi) each other document, explanation or communication which describes any relevant aspect of any such plan that is not disclosed in previously delivered materials. There are no unwritten Employee Benefit Plans.
          (c) Each Employee Benefit Plan (i) has been in compliance and currently complies in form and in operation in all material respects with all applicable requirements of ERISA, the Code or any other applicable law, and has been operated in all material respects in accordance with its terms; and (ii) has been and is operated and funded in such a manner as to qualify, where appropriate, for both U.S. Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto.
          (d) None of the Companies nor any ERISA Affiliate has at any time participated in or made contributions to or had any other liability with respect to, any “employee benefit plan” (as defined in Section 3(3) of ERISA) which is (i) a “multiemployer plan” as defined in Section 3(37) or 4001 of ERISA, (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (iv) subject to Section 302 or Title IV of ERISA or Section 412 of the Code.
          (e) There are no actions, suits, investigations or claims pending or, to the Sellers’ Knowledge, Threatened with respect to any Employee Benefit Plan, or the assets thereof (other than routine claims for benefits), and to the Sellers’ Knowledge there are no facts which could reasonably give rise to any liability, action, suit, investigation, or claim against any Employee Benefit Plan, any fiduciary or plan administrator or other person dealing with any Employee Benefit Plan or the assets thereof.
          (f) Except as could not result in material liability, no Person: (i) has entered into any nonexempt “prohibited transaction” (as such term is defined in ERISA and the Code) with respect to any Employee Benefit Plan; (ii) has breached a fiduciary obligation with respect to any Employee Benefit Plan; or (iii) otherwise has any liability for any failure to act or comply in connection with the administration or investment of the assets of any such plan.
          (g) Each Employee Benefit Plan may be amended, terminated, modified or otherwise revised by the Companies in compliance with applicable laws, on and after the Closing, without further liability to any of the Companies.
          (h) No Employee Benefit Plan provides medical, health, life insurance or other welfare-type benefits to retirees or former employees or individuals who terminate (or have terminated) employment with any of the Companies, or the spouses or dependents of any of the foregoing (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”)).
          (i) With respect to all periods prior to the Closing, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and COBRA have been satisfied in all material respects with respect to each Employee Benefit Plan.
          (j) With respect to each Employee Benefit Plan, all contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending prior to or as of the Closing (including periods from the first day of the then current plan year to the Closing) shall have been made or accrued on the appropriate 2007 Financial Statements and each such plan has no unfunded liability which is not reflected on the appropriate 2007 Financial Statements.

          (k) No communication or disclosure has been made that, at the time made, did not accurately reflect, in all material respects, the terms and operations of any Employee Benefit Plan.
          (l) No Employee Benefit Plan or any other agreement, program, policy or other arrangement by or to which any Company is bound or is otherwise liable, by its terms or in effect, could reasonably be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the Transaction or any subsequent termination of employment which payment could constitute an “excess parachute payment” within the meaning of Section 280G of the Code.
          (m) Each Employee Benefit Plan which is a “non-qualified deferred compensation plan” (within the meaning of Section 409A of the Code) (i) has, at all times since January 1, 2005, been administered in good-faith compliance with the requirements of Section 409A of the Code (as most recently described in IRS Notice 2007-86) so that the additional tax described in Section 409A(a)(1)(B) of the Code will not become due with respect to amounts that are or may become payable under any such plan, and (ii) has been or will be amended to comply with the requirements of the regulations issued under Section 409A of the Code so that the additional tax described in Section 409A(a)(1)(B) of the Code will not become due with respect to amounts deferred or payable under such plan on or after January 1, 2009.
          (n) Except as could not result in material liability, the Companies reasonably believe they have, for purposes of each relevant Employee Benefit Plan, correctly classified those individuals performing services for the Companies as common law employees, leased employees, independent contractors or agents of the Companies.
          (o) With respect to each Employee Benefit Plan currently being maintained which is intended to be qualified under Section 401(a) of the Code, the Companies have obtained a currently-effective determination letter from the U.S. Internal Revenue Service to the effect that the form of such plan meets the requirements for qualification under Section 401(a) of the Code, and no event has occurred (whether by action or failure to take action) that could reasonably be expect to result in such determination letter becoming unreliable.
     2.15 Labor and Employment Matters and Workers Compensation.
          (a) (i) None of the employees employed in the Acquired Business is a party to or bound by any collective bargaining agreement or other labor Contract; (ii) no labor organization or group of employees has filed any representation petition or made any written demand for recognition; (iii) no organizing or decertification efforts are underway or, to the Sellers’ Knowledge, Threatened; (iv) since January 1, 2001, no labor strike, work stoppage, slowdown or other material labor dispute has occurred, and none is underway or, to the Sellers’ Knowledge, Threatened; (v) Sellers have not been notified of any employment-related charge with any Governmental Body (including, but not limited to, an unfair labor practice charge), or investigation by any Governmental Body, of any kind, pending or, to the Sellers’ Knowledge, Threatened, in any forum, relating to an alleged violation or breach by the Acquired Business (or its officers, directors, managers or members) of any Legal Requirement or Contract; (vi) all amounts due or accrued for all salary, wages, bonuses, commissions, vacation with pay, pension benefits or other employee benefits as of the Latest Balance Sheet Date are reflected in the Latest Balance Sheet; (vii) no employee employed in the Acquired Business has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by law from the employment of an employee without an agreement as to notice or severance; and (viii) the Acquired Business will not have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable Legal Requirements or otherwise, solely as a result of the Transaction. With respect to the Transaction, any notice required under any Legal Requirement or any collective bargaining agreement has been, or prior to the Closing will be, given, and all bargaining obligations with any employee representative have been, or prior to the Closing will be, satisfied. Within the past three (3) years, none of the Companies has implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the regulations issued thereunder, or any similar foreign, state or local law, regulation or ordinance (“WARN Act”).
          (b) Schedule 2.15(b) sets forth all expenses, obligations, duties and liabilities relating to any claims by employees and former employees (including dependents and spouses) employed in the Acquired Business made since January 1, 2001 and the extent of any specific accrual on or reserve therefor set forth on the 2007 Financial Statements for (a) costs, expenses and other liabilities under any workers compensation laws in the United States, regulations, requirements or programs and (b) any other medical costs and expenses. No claim or injury exists that would give rise to a material claim (individually or in the aggregate) by employees or former employees (including dependents and spouses) employed in the Acquired Business under any applicable workers compensation laws, regulations, requirements or programs or for any other medical costs and expenses.
     2.16 Employees. Schedule 2.16-1 is a complete and correct list setting forth as of the Agreement Date (i) the names and current compensation rates and other compensation of all individuals presently employed in the Acquired Business on a salaried basis, (ii) the names and current compensation rates of all individuals presently employed in the Acquired Business on an hourly or piecework basis, and (iii) the names and total annual compensation for all independent contractors who render services on a regular or seasonal basis to the Acquired Business. Except as already included in those amounts set forth in Schedule 2.16-1, no Person listed thereon has received any bonus or increase in compensation, nor has there been any “general increase” in the compensation or rate of compensation payable to any such employees, since the Latest Balance Sheet Date and since such date there has been no promise to the employees listed on Schedule 2.16-1, orally or in writing, of any bonus or increase in compensation, whether or not legally binding. Schedule 2.16-1 contains a list of material perquisites, including but not limited to, country club dues and similar memberships, car allowances and car payments, and housing subsidies, and the employees of the Companies to whom they have been given during the last three (3) years. Schedule 2.16-2 is a complete and correct list setting forth as of the Agreement Date the names of all individuals presently employed by the Law Firms.
     2.17 Books and Records. The books of account and other records of the Companies (including, but not limited to, the minute books, stock ledgers and partnership or membership interests records of each Company), copies of which have been delivered by the Sellers’

Representatives to the Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices.
     2.18 Affiliate Transactions. Except as set forth on Schedule 2.18, no equityholder, manager, director, officer, employee or Affiliate of any Seller or any Company or any entity in which any such Person or individual is an officer, director or the owner of five percent (5%) or more of the beneficial ownership interests, is a party to any Contract with the Acquired Business or has any interests in any property used in the Acquired Business or has any claim or right against the Acquired Business. Each Affiliate transaction was effected on terms equivalent to those which would have been established in an arm’s-length negotiation, except as disclosed on Schedule 2.18. Except as set forth on Schedule 2.18, none of the Companies nor any Seller nor any of their respective Affiliates has any direct or indirect interest in any competitor of any Company or the Acquired Business, except for passive ownership of less than one percent (1%) of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market.
     2.19 Insurance Policies. Schedule 2.19 sets forth a true, correct and complete list of all contracts which purport on their face to be insurance policies maintained as of the Agreement Date by or on behalf of the Companies relating to their respective businesses, employees, managers, directors and assets (the “Insurance Policies"), indicating the type of coverage, name of insured, name of insurance carrier or underwriter, premium thereon, policy limits and expiration date of each policy, and sets forth a list of all claims now pending or made under such policies for the previous two (2) years. All such Insurance Policies are in full force and effect, and no Company is in default with respect to their material obligations under any such Insurance Policy so as to cause a loss of coverage. No claim for coverage under any Insurance Policy has been denied. No Company or Seller has received any notice of cancellation or termination or increase in premiums in respect of any such Insurance Policy and has no Knowledge of any basis for such cancellation, termination, loss of coverage or increase in premiums.
     2.20 Taxes.
          (a) Except as set forth on Schedule 2.20(a), each of the Companies (i) has filed or caused to be filed in a timely manner all Tax Returns it was required to file under applicable Legal Requirements and all such Tax Returns are true, correct and complete in all material respects, and (ii) has timely paid in full all Taxes with respect to such Company which are due and payable (whether or not shown to be due on such Tax Returns). The unpaid Taxes of each Company (x) did not as of the Latest Balance Sheet Date exceed the reserve for tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of the Latest Balance Sheet and (y) do not exceed that reserve as adjusted for the passage of time through the Agreement Date.
          (b) Schedule 2.20(b) contains a list of all jurisdictions (whether foreign or domestic) to which any Company is subject to Tax. Each of the Companies has timely withheld and, if due, has timely remitted, with respect to its employees, foreign creditors, independent contractors or other third parties all U.S. Federal and state Taxes, FICA, FUTA, and other Taxes required to be withheld and/or remitted, and all Forms W-2 and 1099 required with respect thereto have been accurately completed and timely filed.

          (c) None of the Companies has any Tax deficiency outstanding, proposed, assessed, or, to the Sellers’ Knowledge, Threatened by any Tax authority against it. None of the Companies has executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
          (d) No audit or other examination of any Tax Return of any of the Companies is presently in progress or pending, nor has any of the Companies been notified in writing of any request for such an audit or other examination.
          (e) There is no Action pending or, to the Sellers’ Knowledge, Threatened by any Tax authority for any jurisdiction where any of the Companies do not file Tax Returns with respect to a given Tax that involves an assertion by such Tax authority that any of the Companies is or may be subject to a given Tax in such jurisdiction.
          (f) There are no Liens for Taxes on the assets of any of the Companies other than Liens for Taxes not yet due and payable.
          (g) None of the Companies is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreements.
          (h) None of the Companies has or ever had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, or nexus or a Taxable presence in a jurisdiction in which it does not file Tax Returns.
          (i) None of the Companies will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Legal Requirements) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Legal Requirements); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
          (j) None of the Companies has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
          (k) Each of the Companies has disclosed on its U.S. Federal income and state income and franchise Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. Federal income tax within the meaning of Section 6662 of the Code or any corresponding or similar provision of state tax Legal Requirements.
          (l) None of the Companies has ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

          (m) The classification at all times of each Company for U.S. Federal and state income tax purposes as an entity disregarded from its owner, a partnership, an S corporation or a C corporation is set forth set forth opposite such Company’s name on Schedule 2.20(m) attached hereto.
          (n) Except as set forth on Schedule 2.20(n), none of the Companies that is classified as a partnership for U.S. Federal and state income tax purposes has made an election under Section 754 of the Code.
          (o) No Company has ever been a party to any Contract or Employee Benefit Plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Legal Requirements).
          (p) None of the assets of the Companies is subject of a “safe-harbor lease” within the provisions of former Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the assets of the Companies directly or indirectly secures any debt the interest on which is tax exempt under Section 103(e) of the Code. None of the assets of the Companies is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
          (q) None of the Companies has any obligation to make distributions with respect to Taxes of its owners for any period (or portion thereof) ending on or before the Closing Date.
     2.21 Litigation. Except as disclosed on Schedule 2.21, there are no Actions or Orders, which are existing, pending or, to the Knowledge of the Sellers, Threatened by or against any Company, Excluded Subsidiary or Law Firm or their respective businesses or assets or against any of their respective officers, managers, directors or employees with respect to their activities on behalf of any Company, Excluded Subsidiary or Law Firm, as the case may be. No Company, Excluded Subsidiary or Law Firm is engaged in any Action seeking to enjoin or restrain the activities of any other Person, for declaratory relief or to recover monies due it for Losses sustained by it. The Sellers’ Representatives have made available to the Buyer for inspection and review by the representatives of the Buyer complete and correct copies of all pleadings, correspondence, and other documents relating to each Action or Order listed on Schedule 2.21.
     2.22 Environmental and Safety Requirements. To the Knowledge of Sellers, the Acquired Business and its operations have complied and is in compliance, in each case in all material respects, with all applicable Environmental and Safety Requirements, and the Acquired Business possesses all required Governmental Authorizations with respect to its operation and all notices or applications required thereby have been filed.
     2.23 Conduct of the Business. Except as set forth on Schedule 2.23, since the Latest Balance Sheet Date, the Companies, the Excluded Subsidiaries and the Law Firms have conducted the Business only in the ordinary course of business consistent with past custom and practice, and have incurred no Liabilities other than in the ordinary course of business consistent with past custom and practice and there has been no Material Adverse Effect, and no contingency has developed or occurred which could reasonably be expected to result in or cause a Material Adverse Effect. Without limitation of the foregoing and except as set forth on Schedule 2.23, since December 31, 2007, with respect to the Companies, except as expressly contemplated by this Agreement:
               (i) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of any Company having a replacement cost of more than $25,000 for any single loss or $100,000 for all such losses;
               (ii) except as described on Schedule 2.23(ii) for distributions to equity holders of the Companies or the Excluded Subsidiaries, including estimated distributions to pay federal income taxes incurred for calendar year 2007 through the Closing Date (at a rate of 35% of estimated taxable income), there has not been any payment or other distribution in respect of any equity securities of any Company or any repurchase, redemption or other acquisition by any Company of any outstanding equity securities of, or other ownership interest in, any Company;
               (iii) no Company has agreed to award, awarded or paid any bonuses in excess of $10,000 with respect to any period after January 1, 2008, or entered into any Employee Benefit Plan, with respect to either (A) its equity owners or their Affiliates or (B) its employees;
               (iv) no Company has made any changes to its respective accounting or Tax reporting principles, methods or policies;
               (v) no Company has made any change to any of its methods of reporting income or deductions for any Tax purposes from its filed federal income Tax Returns ;
               (vi) each Company has promptly paid and discharged current Liabilities, except where disputed in good faith by appropriate proceedings (which proceedings are disclosed on Schedule 2.23(vi));
               (vii) no Company has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses (except for reimbursement of employee business expenses in the ordinary course of business in accordance with past practice) to any Seller, or any Affiliate of any such Seller;
               (viii) no Company has mortgaged, pledged or subjected to any Lien any of their respective assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;
               (ix) no Company has discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to such Company;
               (x) no Company has canceled or compromised or accelerated any Indebtedness or claim or amended, canceled, terminated, relinquished, waived or released any

Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to such Company;
               (xi) no Company has written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business consistent with past practice;
               (xii) no Company has delayed or postponed the payment of any accounts payable or commissions or any other Liability or agreed or negotiated with any Person to extend the payment date of any accounts payable or commissions or any other Liability or accelerated the collection of (or discounted) any accounts or notes receivable;
               (xiii) no Company has made any payment of cash to any third party, including any Affiliate of any Seller or any Company, except in the ordinary course of business, which includes settlements of claims with clients which any Company may pay for the benefit of the client relationship which are described in particularity on Schedule 2.23(xiii);
               (xiv) no Company has issued, created, incurred, assumed or guaranteed any Indebtedness in an amount in excess of $100,000 in the aggregate;
               (xv) no Company has sold, assigned, transferred, abandoned or permitted to lapse any Governmental Authorizations or Proprietary Rights that are, in each case, required for the operation of the Acquired Business,
               (xvi) no Company has disclosed any material proprietary confidential information to any Person (other than the Buyer);
               (xvii) no Company has granted any license or sublicense of any rights under or with respect to any Proprietary Rights or other intangible assets;
               (xviii) no Company has granted any license or sublicense of any rights under or with respect to any Proprietary Rights;
               (xix) no Company has instituted or settled any Action providing any payment in excess of $100,000;
               (xx) no Company has received written notification that any material customer of the Companies or supplier to the Acquired Business will stop or materially decrease in any respect the rate of business done with the Companies or the Acquired Business, respectively;
               (xxi) no Company has entered into any other material transaction, other than in the ordinary course of business consistent with past custom and practice; and
               (xxii) no Company has agreed to do anything set forth in this Section 2.23
     2.24 Absence of Questionable Payments. None of the Companies, the Excluded Subsidiaries or the Law Firms has, nor has any of their respective equityholders, managers,

directors, officers, employees, agents or other Persons acting on behalf of any Company, Excluded Subsidiary or Law Firm (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §79dd-2), as amended, or any other applicable U.S. Federal, state or foreign law, (b) accepted or received any unlawful contributions, payments, expenditures or gifts, or (c) established or maintained any fund or asset that has not been recorded in the books and records of the Companies.
     2.25 Government Contracts. None of the Companies is a party to, or bound by the provisions of, any Contract (including purchase orders, blanket purchase orders and agreements and delivery orders) with the United States government or any department, agency or instrumentality thereof or any Governmental Body.
     2.26 Corporate Name; Business Locations. During the past five (5) years, each of the Companies has only been known as or used the corporate, fictitious and trade names set forth on Schedule 2.26. Except as set forth on Schedule 2.26, none of the Companies has been the surviving entity of a merger or consolidation nor has any of the Companies acquired all or substantially all of the assets of any Person. During the past five (5) years, none of the Companies has had an office or place of business other than as listed on Schedule 2.26.
     2.27 Major Customers. Sellers have delivered to Buyer a confidential list which sets forth the Major Customers of each of the Companies along with the dollar value of the revenue from each such customer during the most recent twelve-month period preceding the Agreement Date. Except as shown on the foregoing list, no Major Customer of any Company has cancelled or otherwise terminated, or, to the Sellers’ Knowledge, Threatened to cancel or otherwise terminate, its relationship with the applicable Company, or reduce, or, to the Sellers’ Knowledge, Threatened to reduce, its business with the applicable Company.
     2.28 Brokers or Finders. Except for Frost Securities (whose fees and expenses will be paid by the Sellers), none of the Companies or the Sellers or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Transaction.
     2.29 Disclosure. To the Knowledge of the Sellers, this Agreement, the Transaction Documents, and the Schedules hereto do not contain any untrue statement of a material fact and do not omit to state a material fact necessary in order to make the statements contained therein or herein not misleading in light of the circumstances under which they were made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
As a material inducement to the Buyer to enter into this Agreement, each of the Sellers, severally and not jointly, represents and warrants to the Buyer as follows:

     3.1 Organization and Good Standing. With respect to THP Holdings, Trinity Hunt III and NDEx SBS (collectively, the “Corporate Sellers,” and each a “Corporate Seller”), such Corporate Seller is duly organized, validly existing and in good standing as a corporation, limited partnership or limited liability company, as the case may be, under the laws of Delaware.
     3.2 Power and Authority; Authorization. Such Seller has the requisite legal capacity, power and authority to execute and deliver this Agreement and the Transaction Documents to which he, she or it is a party, to consummate the Transaction and to perform his, her or its obligations under this Agreement and the Transaction Documents to which he, she or it is a party and to consummate the Transaction. With respect to each Corporate Seller, the execution and delivery of this Agreement and the Transaction Documents, and the performance by such Corporate Seller of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate, partnership or limited liability company action, as the case may be.
     3.3 Ownership; No Liens.
          (a) With respect to the Founder Stockholders, such Seller (i) is the record and beneficial owner of those Founder Shares set forth opposite his or her name on Part (1) of the Schedule of Sellers attached hereto, (ii) owns such Founder Shares free and clear of all Liens, (iii) has good title to the Founder Shares, and (iv) has the requisite power and authority to sell such Founder Shares to the Buyer as provided herein without obtaining the Consent of any other Person. There are no outstanding preemptive, conversion, subscription or other rights, warrants, options or agreements to purchase, or shareholder or voting trust agreement or similar Contracts outstanding with respect to, all or any portion of the Founder Shares. Upon consummation of the Transaction, the Buyer will be vested with marketable title to the Founder Shares sold and transferred by such Seller, free and clear of all Liens.
          (b) With respect to the Selling Investor Stockholders, such Seller (i) is the record and beneficial owner of those Purchased Investor Shares set forth opposite its name on Part (2) of the Schedule of Sellers attached hereto, (ii) owns such Purchased Investor Shares free and clear of all Liens, (iii) has good title to the Purchased Investor Shares, and (iv) has the requisite power and authority to sell such Purchased Investor Shares to the Buyer as provided herein without obtaining the Consent of any other Person. There are no outstanding preemptive, conversion, subscription or other rights, warrants, options or agreements to purchase, or shareholder or voting trust agreement or similar Contracts outstanding with respect to, all or any portion of the Purchased Investor Shares. Upon consummation of the Transaction, the Buyer will be vested with marketable title to the Purchased Investor Shares sold and transferred by such Seller, free and clear of all Liens.
          (c) With respect to the Founder Partners, such Seller (i) is the record and beneficial owner of those Founder Units set forth opposite his or her name on Part (3) of the Schedule of Sellers attached hereto, (ii) owns such Founder Units free and clear of all Liens, (iii) has good title to the Founder Units, and (iv) has the requisite power and authority to sell such Founder Units to the Buyer as provided herein without obtaining the Consent of any other Person. There are no outstanding preemptive, conversion, subscription or other rights, warrants, options or agreements to purchase, or shareholder or voting trust agreement or similar Contracts outstanding with respect to, all or any portion of the Founder Units. Upon consummation of the

Transaction, the Buyer will be vested with marketable title to the Founder Units sold and transferred by such Seller, free and clear of all Liens.
          (d) With respect to the Selling Investor Partners, such Seller (i) is the record and beneficial owner of those Purchased Investor Units set forth opposite its name on Part (4) of the Schedule of Sellers attached hereto, (ii) owns such Purchased Investor Units free and clear of all Liens, (iii) has good title to the Purchased Investor Units, and (iv) has the requisite power and authority to sell such Purchased Investor Units to the Buyer as provided herein without obtaining the Consent of any other Person. There are no outstanding preemptive, conversion, subscription or other rights, warrants, options or agreements to purchase, or shareholder or voting trust agreement or similar Contracts outstanding with respect to, all or any portion of the Purchased Investor Units. Upon consummation of the Transaction, the Buyer will be vested with marketable title to the Purchased Investor Units sold and transferred by such Seller, free and clear of all Liens.
          (e) With respect to the Executive Partners, such Seller (i) is the record and beneficial owner of those Executive Units set forth opposite his or her name on Part (5) of the Schedule of Sellers attached hereto, (ii) owns such Executive Units free and clear of all Liens, (iii) has good title to the Executive Units, and (iv) has the requisite power and authority to sell such Executive Units to the Buyer as provided herein without obtaining the Consent of any other Person. There are no outstanding preemptive, conversion, subscription or other rights, warrants, options or agreements to purchase, or shareholder or voting trust agreement or similar Contracts outstanding with respect to, all or any portion of the Executive Units. Upon consummation of the Transaction, the Buyer will be vested with marketable title to the Executive Units sold and transferred by such Seller, free and clear of all Liens.
          (f) With respect to THP Holdings, such Seller (i) is the record and beneficial of the THP Corp. Shares set forth on Part (6) of the Schedule of Sellers attached hereto, (ii) owns such THP Corp. Shares free and clear of all Liens, (iii) has good title to the THP Corp. Shares, and (iv) has the requisite power and authority to sell such THP Corp. Shares to the Buyer as provided herein without obtaining the Consent of any other Person. There are no outstanding preemptive, conversion, subscription or other rights, warrants, options or agreements to purchase, or shareholder or voting trust agreement or similar Contracts outstanding with respect to, all or any portion of the THP Corp. Shares. Upon consummation of the Transaction, the Buyer will be vested with marketable title to the THP Corp. Shares sold and transferred by THP Holdings, free and clear of all Liens.
          (g) With respect to THP Holdings, such Seller (i) is the record and beneficial of the THP LP General Partnership Interests set forth on Part (7) of the Schedule of Sellers attached hereto, (ii) owns such THP LP General Partnership Interests free and clear of all Liens, (iii) has good title to the THP LP General Partnership Interests, and (iv) has the requisite power and authority to sell such THP LP General Partnership Interests to the Buyer as provided herein without obtaining the Consent of any other Person. There are no outstanding preemptive, conversion, subscription or other rights, warrants, options or agreements to purchase, or shareholder or voting trust agreement or similar Contracts outstanding with respect to, all or any portion of the THP LP General Partnership Interests. Upon consummation of the Transaction, the Buyer will be vested with marketable title to the THP LP General Partnership Interests sold and transferred by THP Holdings, free and clear of all Liens.
     3.4 Due Execution and Binding Effect. This Agreement and the Transaction Documents to which such Seller is a party have been duly and validly executed and delivered by such Seller. This Agreement and the Transaction Documents to which such Seller is a party will constitute, upon such execution and delivery hereof, the valid and binding obligations of such Seller, enforceable in accordance with their respective terms except as enforcement thereof may be limited by applicable Insolvency Laws.
     3.5 No Conflict. Neither the execution and delivery of this Agreement or any Transaction Document by such Seller nor the performance by such Seller of the Transaction will, directly or indirectly:
          (a) if such Seller is a Corporate Seller, contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of (i) any provision of the Organizational Documents of such Corporate Seller or (ii) any resolution adopted by the governing body of such Corporate Seller;
          (b) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of any Legal Requirement, Governmental Authorization, Contract or any Order to which such Seller may be subject; or
          (c) give any Person or Governmental Body the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, modify, withdraw or suspend any Contract, Legal Requirement, Governmental Authorization or Order applicable to such Seller.
     3.6 Exemption from Registration Requirements. Subject in part to the truth and accuracy of the representations of the Buyer set forth in this Agreement, the sale and transfer of the Purchased Equity as contemplated by this Agreement is exempt from the registration requirements of the Securities Act and applicable state securities laws.
     3.7 Compliance with Instruments. Such Seller is not in violation or breach of any term of the Organizational Documents of any of the Acquired Companies.
     3.8 Brokers and Finders. Except for Frost Securities (whose fees and expenses will be paid by the Sellers), neither such Seller nor any of his, her or its Representatives incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Transaction Documents or the Transaction.
     3.9 No Consent Required. No Consent is required to be made or obtained by such Seller in connection with the authorization, execution, delivery, performance or lawful completion of this Agreement, the Transaction Documents or the Transaction.
     3.10 Purchase for Investment. Such Seller will acquire his, her or its portion of the Dolan/APC Equity Interests for investment and not with a view to distributing all or any part thereof in any transaction which would constitute a “distribution” within the meaning of the Securities Act. Such Seller acknowledges that (i) none of the Dolan/APC Equity Interests have been registered under the Securities Act or any applicable state securities laws, (ii) the Dolan/APC Equity Interests can only be sold or otherwise transferred pursuant to registration under the Securities Act and applicable state securities laws or an exemption therefrom (in which case such Seller shall first provide DMC or the Buyer, as applicable, an opinion of counsel, which counsel and the form and substance of the opinion, must be reasonably satisfactory to DMC or the Buyer, as applicable) to the effect that such exemption is available, and (iii) DMC is under no obligation to file a registration statement with the SEC or any other Governmental Body with respect to the Dolan/APC Equity Interests.
     3.11 Investor Qualifications. Such Seller (a) has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of his, her or its investment in the Dolan/APC Equity Interests, (b) is able to bear the complete loss of his, her or its investment in the Dolan/APC Equity Interests, (c) has had the opportunity to ask questions of, and receive answers from, DMC and the Buyer and their respective management concerning the terms and conditions of the transfer of the DMC Common Stock Consideration and the APC Common Units Consideration, respectively, to such Seller pursuant to this Agreement and to obtain additional information, and (d) is an “accredited investor” within the meaning of Rule 501 of the regulations promulgated under the Securities Act.
     3.12 Legend. Such Seller agrees that the certificates, if any, for the Dolan/APC Equity Interests shall bear a legend in substantially the following form:
“The securities represented by this certificate have not been registered under the Securities Act of 1933 or with any state securities commission, and may not be transferred or disposed of by the holder hereof in the absence of a registration statement which is effective under the Securities Act of 1933 and applicable state laws, or unless an exemption from registration is applicable with respect to such transfer or disposition.”
ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BUYER AND DMC
     As a material inducement to the Sellers to enter into this Agreement, each of the Buyer and DMC, in each case where indicated below, severally and not jointly, represents and warrants to the Sellers as follows:
     4.1 Organization and Good Standing. The Buyer is a Michigan limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan. The Buyer has the requisite company power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed by it, to perform its obligations hereunder and thereunder and to consummate the Transaction. DMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. DMC has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed by it, to perform its obligations hereunder and thereunder and to consummate the Transaction.
     4.2 Authorization. The execution and delivery of this Agreement and the Transaction Documents, and the performance by each of the Buyer and DMC of its obligations hereunder and thereunder, have been duly authorized by all necessary company or corporate action. This Agreement and the other Transaction Documents to which the Buyer or DMC is a party constitute the legal, valid and binding obligations of the Buyer or DMC, as the case may be, enforceable against each of the Buyer and DMC in accordance with their respective terms except with respect to laws applicable to creditors’ rights and equitable principles generally.
     4.3 No Conflict. Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement or any Transaction Document by the Buyer or DMC nor the performance by the Buyer and DMC of the Transaction will, directly or indirectly:
          (a) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of (i) any provision of the Organizational Documents of the Buyer or DMC, (ii) any resolution adopted by its governing body, or (iii) any Legal Requirement, Governmental Authorization, Contract or any Order to which the Buyer or DMC may be subject; or
          (b) give any Person or Governmental Body the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, modify, withdraw or suspend any Contract, Legal Requirement, Governmental Authorization or Order applicable to the Buyer or DMC.
     4.4 Brokers and Finders. Neither the Buyer nor DMC nor its agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Transaction.
     4.5 Consents and Approvals. The execution and delivery of this Agreement by the Buyer and DMC do not, and the performance of this Agreement and the consummation of the Transaction by the Buyer and DMC will not, require any Consent of, or filing with or notification to, any Governmental Body, except for (a) applicable requirements, if any, of the Exchange Act, the Securities Act, any applicable securities exchange, including, but not limited to, the New York Stock Exchange, and state securities Legal Requirements, and (b) the pre-merger notification requirements of the HSR Act.
     4.6 Capitalization of APC. As of the Agreement Date, the Buyer has 1,156,288 APC Common Units outstanding which are held of record by the Persons set forth on Schedule 4.6 (collectively, the “APC Equity Owners”) All such APC Common Units are legally and validly issued, fully paid and nonassessable. Other than the APC Common Units owned and held by the APC Equity Owners, APC has no other outstanding or authorized equity securities or limited liability company membership interests of any kind or class, and, except as set forth in the APC Operating Agreement, there are no outstanding options, contracts, arrangements, calls, commitments or demands of any character or kind relating to the issuance, sale or transfer of any APC Common Units.

     4.7 SEC Reports. DMC has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since the date that it first became subject to the filing and reporting requirements of the Exchange Act (collectively, the “SEC Reports”). The SEC Reports (x) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of DMC is or has been required to file any form, report, registration statement or other document with the SEC. DMC and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning DMC and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of DMC’s filings with the SEC and other public disclosure documents. Except as set forth on Schedule 4.7, DMC is in compliance with the applicable listing rules of the New York Stock Exchange and has not received any notice from the New York Stock Exchange asserting any non-compliance with such rules. To DMC’s knowledge, each director and executive officer of DMC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 4.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
     4.8 Financial Statements. The financial statements and notes contained or incorporated by reference in the SEC Reports fairly represent in all material respects the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of DMC and its Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP and Regulation S-X of the SEC, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which are not expected to be, individually or in the aggregate, materially adverse) and the omission of notes to the extent permitted by Regulation S-X of the SEC (that, if presented, would not differ materially from notes to the financial statements included in DMC’s most recent Annual Report on Form 10-K). The financial statements referred to in this Section 4.8 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than DMC and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of DMC.
     4.9 Furnishing Information. For a period of twelve months commencing on the Closing Date (the “Rule 144 Period”), DMC covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by DMC pursuant to the Exchange Act. During the Rule 144 Period, if DMC is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Sellers and make publicly available in accordance with Rule 144(c) such information as is necessary to allow the Sellers to sell DMC Common Stock Consideration pursuant to Rule 144.

ARTICLE V
COVENANTS OF THE SELLING PARTIES PRIOR TO THE CLOSING
     During the period from the Agreement Date and continuing until the Closing Date, the Selling Parties each agree that:
     5.1 No Transfer or Inconsistent Action. Each Acquired Company shall not, and shall cause its respective Subsidiaries to not, sell, transfer or otherwise dispose of or in any way encumber any of the assets of any of the Companies or take any action inconsistent with the terms of this Agreement or the Transaction Documents.
     5.2 Conduct of Business in Ordinary Course. The Acquired Companies shall, and shall cause their respective Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted by the Companies immediately prior to the Agreement Date and use Reasonable Efforts to preserve intact their respective present business organizations, keep available the services of their respective present officers and employees and preserve their respective relationships with customers, suppliers and others having material business dealings with them to the end that their respective goodwill and ongoing businesses shall not be impaired in any material respect at the Closing Date. The Sellers shall cause the Companies to not undertake any action or fail to take any action that would, or could reasonably be expected to, result in a failure of the condition precedent in Section 6.2(a) hereof to be satisfied as of the Closing Date.
     5.3 No Solicitations. No Selling Party shall, nor shall any of them authorize or permit any of their respective Affiliates, equityholders, managers, directors, officers, employees, or agents of any such Selling Party or any investment banker, financial advisor or other Representatives retained by such Selling Party, to entertain, solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate (including the provision of information regarding the Companies and the Acquired Business), any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Companies or the Acquired Business, or any proposal or offer to acquire in any manner a material equity interest in, or a material portion of the assets of, the Companies or engage in any other transaction outside the ordinary course of business consistent with past practice and custom, other than the Transaction, or agree to or endorse any such proposal, or engage in any negotiations or discussions with any Person relating to any such proposal. Each Selling Party shall promptly advise the Buyer orally and in writing of any inquiries regarding, or offers of, any such proposal, including the identity of the Person making such inquiries or offers and the terms of the proposal.
     5.4 Buyer’s Investigation. Upon reasonable notice, each Selling Party shall afford to the employees, officers and Representatives of the Buyer reasonable access during normal business hours to the offices, facilities, properties, files, books and records relating to the Acquired Business and the assets of the Companies so as to afford the Buyer the opportunity to make such review, examination and investigation thereof as the Buyer may reasonably request. The Buyer shall be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary. In addition, each Selling Party shall make available, or use its

Reasonable Efforts to make available, the officers, employees, clients, customers and vendors of the Companies, in order that the employees, officers or Representatives of the Buyer may discuss with such Persons, the Companies and the Acquired Business.
     5.5 Advice of Changes; Filings. The Sellers’ Representatives shall, on a regular basis, report to the Buyer on operational matters of the Acquired Business and promptly advise the Buyer orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could result in a Material Adverse Effect and shall promptly notify the Buyer of any representations and warranties that become no longer true. The Sellers’ Representatives shall promptly provide the Buyer copies of all filings made by any Selling Party with any Governmental Body in connection with this Agreement and the Transaction Documents and the Transaction.
     5.6 HSR Act and Similar Compliance. If necessary, the Buyer and the Sellers’ Representatives shall (a) make or cause to be made all filings required of the Buyer or any Selling Party or any of their respective Affiliates under the HSR Act with respect to the Transaction as promptly as practicable and, in any event, within seven (7) Business Days after the Agreement Date in the case of all filings required under the HSR Act, (b) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by each of them from the FTC, the Antitrust Division or any other Governmental Body in respect of such filings or such transactions, (c) seek early termination of filings under the HSR Act, and (d) use Reasonable Efforts to cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body with respect to any such filing. The Buyer, on the one hand, and the Sellers, on the other hand, shall each pay fifty percent (50%) of the filing fees required to be paid under the HSR Act in connection with such filings. Each party hereto shall use Reasonable Efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the Transaction. Each party hereto shall promptly inform the other parties hereto of any material oral communication with any Governmental Body regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation or other inquiry without giving the other parties prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Legal Requirements, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act. The Buyer and the Sellers’ Representatives may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.6 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (the Buyer or the Sellers’ Representatives, as the case may be).
     5.7 Pre-Closing Reorganization. Prior to the Closing Date, the Selling Parties shall have taken all actions necessary to (i) transfer all of the Excluded Assets, and any Liabilities associated with any of the Excluded Assets, held or owed by any Company to one or more Persons (other than any Company), and (ii) cause the employees listed on Schedule 5.7 to cease to be employees of the Companies and cause such employees to become employees of one of the Law Firms or Excluded Subsidiaries, in each case pursuant to assignment and assumption or other documents in form and substance satisfactory to the Buyer (collectively, the “Pre-Closing Reorganization Documents”).
ARTICLE VI
CONDITIONS PRECEDENT TO CLOSING
     6.1 Conditions to All Parties’ Obligations. The obligations of the Sellers and the Buyer to close the Transaction are subject to the satisfaction at or before the Closing of the following conditions:
          (a) Any applicable waiting periods under the HSR Act relating to the Transaction shall have expired or been terminated, without any conditions attached thereto.
          (b) No claim, suit, action or other proceeding shall be pending or, to the Sellers’ or the Buyer’s Knowledge, Threatened before any court or Governmental Body seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement, the other Transaction Documents or the consummation of the Transaction and no investigation or inquiry shall have been made or commenced by any Governmental Body in connection with this Agreement, the Transaction Documents or such transactions.
     6.2 Obligations of the Buyer. The obligation of the Buyer to close the Transaction is subject to the satisfaction at or before the Closing of each of the following conditions:
          (a) Each of the representations and warranties of the Sellers made in or pursuant to this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date, except that representations and warranties which address matters only as of a particular date must have been true and correct in all respects only as of the particular date, and the Buyer shall have received a certificate signed by the Sellers’ Representatives, on behalf of the Sellers, to such effect and such certificate shall be deemed to be a representation and warranty of the Sellers as of the time immediately preceding the Closing. Each of the representations and warranties of the Sellers set forth in Sections 2.1, 2.2, 2.3, 3.2 and 3.3 shall have been true and correct in all respects as of the Agreement Date and shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing, and the Buyer shall have received a certificate signed by the Sellers’ Representatives, on behalf of the Sellers, to such effect and such certificate shall be deemed to be a representation and warranty of the Sellers as of the time immediately preceding the Closing.
          (b) Each Selling Party shall have performed and complied in all material respects with all covenants and conditions required under this Agreement to be performed or complied with by such Selling Party at or prior to the Closing, and the Buyer shall have received a certificate signed by the Sellers’ Representatives, on behalf of the Sellers, to such effect and such certificate shall be deemed to be a representation and warranty of the Sellers as of the time immediately preceding the Closing.
          (c) There shall have been no event, occurrence or condition subsequent to the Agreement Date that has had, or could reasonably be expected to result in, a Material Adverse Effect.
          (d) The Sellers shall have delivered all documents required to be delivered at the Closing pursuant to Section 7.2 hereof.
          (e) The Buyer shall have obtained all material Governmental Authorizations required to operate the Acquired Business on terms and conditions reasonably satisfactory to the Buyer.
          (f) The Buyer shall have secured and obtained all of the requisite financing and consents on terms and conditions satisfactory to the Buyer in order to consummate the Transaction and to operate the Acquired Business after the Closing in the same manner in which it was operated before the Closing.
          (g) The DMC Common Stock Consideration issuable to the Sellers shall have been approved for listing on the New York Stock Exchange.
          (h) DMC shall have received confirmation from the SEC regarding the format and content of, and periods to be presented in, the financial statements and other related information and documents necessary for DMC to obtain and, if applicable, file with the SEC in order to satisfy applicable Legal Requirements and SEC requirements.
          (i) Buyer shall have obtained, at the sole cost and expense of Sellers, opinions of legal counsel, dated as of the Closing Date, from law firms and in form and substance reasonably acceptable to the Buyer, indicating that the operations of (i) NDEx in Georgia and Texas, and (ii) NDEx West in California and Nevada will not violate any law of such jurisdictions relevant to the unauthorized practice of law or the sharing of fees from the Practice of Law with a non-lawyer, which opinions shall be addressed to NDEx or NDEx West, as the case may be, the Buyer, and the Buyer’s equity and debt financing sources.
     6.3 Conditions to Obligations of the Sellers. The obligation of the Sellers to close the Transaction are subject to the satisfaction at or before the Closing of each of the following conditions:
          (a) Each of the representations and warranties of the Buyer made in or pursuant to this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date, and the Sellers’ Representatives shall have received a certificate signed on behalf of the Buyer to such effect and such certificate shall be deemed to be a representation and warranty of the Buyer as of the time immediately preceding the Closing.
          (b) The Buyer shall have performed and complied with all covenants and conditions required of the Buyer under this Agreement to be performed or complied with by it at or prior to the Closing, and the Sellers’ Representatives shall have received a certificate signed on behalf of the Buyer to such effect and such certificate shall be deemed to be a representation and warranty of the Buyer as of the time immediately preceding the Closing.
          (c) The Buyer shall have delivered all documents required to be delivered by it at the Closing pursuant to Section 7.3 hereof.
     6.4 Reasonable Efforts. The Sellers shall use their Reasonable Efforts, including reasonable cooperation with the other parties hereto, to secure fulfillment of all of the conditions precedent to the Buyer’s obligations hereunder, and the Buyer shall use its Reasonable Efforts, including reasonable cooperation with the other parties hereto, to secure fulfillment of all of the conditions precedent to the Sellers’ obligations hereunder.
ARTICLE VII
CLOSING
     7.1 Closing. Subject to the satisfaction of the conditions precedent set forth herein, the transactions that are the subject of this Agreement shall be consummated at a closing (the “Closing”), which shall be held at the offices of Katten Muchin Rosenman LLP, 525 West Monroe Street, Chicago, Illinois 60661 on the fifth Business Day after the conditions set forth in Article VII have been satisfied in accordance with the provisions hereof, or at such later time or date to which the parties may agree in writing (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. Central Standard Time on the Closing Date (the “Effective Time”).
     7.2 Deliveries by the Sellers. At the Closing, the Sellers’ Representatives, on behalf of the Sellers, shall deliver to the Buyer the following, all of which shall be deemed to be delivered simultaneously:
          (a) Instruments of Conveyance of Purchased Equity. The Instruments of Conveyance, in form and substance satisfactory to the Buyer and the Sellers’ Representatives.
          (b) Opinion of Counsel. An opinion of counsel of the Sellers, dated as of the Closing Date, in form and substance reasonably acceptable to the Buyer, addressing the matters set forth in Exhibit 7.2(b) attached hereto, addressed to the Buyer and its equity and debt financing sources.
          (c) Organizational Documents of the Companies. For each Company, a certificate, in form and substance acceptable to the Buyer and the Secretary of such Company, dated as of the Closing Date and duly executed by the Secretary of such Company certifying (i) as to the incumbency and signatures of the officers of such Company, executing any documents being delivered to the Buyer in connection with the Transaction, and (ii) that attached to such certificate are true and correct copies of (w) the certificate or articles of incorporation, the certificate or articles of formation or organization or the certificate of limited partnership, as the case may be, of such Company, and all amendments thereto as in effect on the Closing Date and certified by the Secretary of State of the jurisdiction set forth opposite such Company’s name on Schedule 2.1-1, (x) the by-laws, partnership agreement, operating agreement or limited liability company agreement, as the case may be, of such Company as in effect on the Closing Date, (y) a good standing certificate for such Company issued not more than ten (10) days prior to the Closing Date by the Secretary of State (i) of the jurisdiction set forth opposite such Company’s name on Schedule 2.1-1 and (ii) for each jurisdiction in which such Company is qualified to do business as a foreign a corporation, limited partnership or limited liability company, as the case may be, set forth opposite such Company’s name on Schedule 2.1-2 and (z) the resolutions of the board of directors, board of managers, general partner or manager, as the case may be, of such Company and the written consent of the stockholders, partners, members or other equityholders, as the case may be, of such Company authorizing the execution and delivery of this Agreement and the Transaction Documents to which such Company is a party thereto and the consummation of the Transaction.
          (d) Organizational Documents of the Corporate Sellers. For each Corporate Seller, a certificate, in form and substance acceptable to the Buyer and the Secretary of such Corporate Seller, dated as of the Closing Date and duly executed by the Secretary of such Corporate Seller certifying (i) as to the incumbency and signatures of the officers of such Corporate Seller, executing any documents being delivered to the Buyer in connection with the Transaction, and (ii) that attached to such certificate are true and correct copies of (w) the certificate of limited partnership of such Corporate Seller, and all amendments thereto as in effect on the Closing Date and certified by the Secretary of State of Delaware, (x) the partnership agreement of such Corporate Seller as in effect on the Closing Date, (y) a good standing certificate for such Corporate Seller issued not more than ten (10) days prior to the Closing Date by the Secretary of State of Delaware and (z) the resolutions of the general partner of such Corporate Seller and the written consent of the limited partners of such Corporate Seller authorizing the execution and delivery of this Agreement and the Transaction Documents to which such Corporate Seller is a party thereto and the consummation of the Transaction.
          (e) Certificate. A certificate, in form and substance acceptable to the Buyer and each of the Sellers’ Representatives, dated as of the Closing Date and duly executed by each of the Sellers’ Representatives, certifying the fulfillment of the conditions set forth in Sections 6.2(a) and 6.2(b) hereof.
          (f) Required Consents. All (i) Governmental Authorizations needed in order to consummate the Transaction in accordance with applicable Legal Requirements and in order for the Companies to continue to operate the Acquired Business in accordance with applicable Legal Requirements shall have been obtained in form and substance reasonably satisfactory to the Buyer, and (ii) contract Consents, needed to maintain such Contracts in full force and effect without modification of any of their terms shall have been obtained in form and substance reasonably satisfactory to the Buyer.
          (g) Indebtedness Payments Documentation. Documentation setting forth the amount of and the procedures for making the Indebtedness Payments, if any, as well as the agreement of each creditor that, upon receipt of a specified amount, its Indebtedness shall be paid in full and the agreement of each applicable creditor to release all of its Liens, including, but not limited to, the filing of termination statements under the Uniform Commercial Code, upon the assets of any of the Companies upon such creditor’s receipt of its portion of the Indebtedness Payments.

          (h) Releases. The releases set forth in the Schedule of Releases attached hereto, each in form and substance acceptable to the Buyer and each of the parties a party thereto, duly executed by each such releasing Person a party to such release.
          (i) FIRPTA Affidavits. A non-foreign affidavit dated as of the Closing Date sworn under penalty of perjury and in form and substance required under the Treasury Regulation pursuant to Section 1445 of the Code from each Seller stating that such Seller is not a “Foreign Person” as defined in Section 1445 of the Code.
          (j) Omnibus Termination Agreement. An omnibus termination agreement, in form and substance acceptable to the Buyer and each of the parties a party thereto, duly executed by each Person a party thereto, terminating the agreements and other documents set forth in the Schedule of Agreements to be Terminated attached hereto.
          (k) Joinders to the APC Operating Agreement. Joinder agreements to the APC Operating Agreement, each in form and substance acceptable to the Buyer and each of the parties a party thereto, duly executed by each Person receiving any APC Common Units Consideration.
          (l) Option Agreement. An option agreement, in form and substance reasonably satisfactory to the Buyer, Trott & Trott and FD&B LLP, pursuant to which FD&B LLP shall grant to Trott & Trott an option to purchase FD&B LLP’s equity interests in Brown & Shapiro.
          (m) Estoppel and Consent Agreements. Estoppel and consent agreements, each in form and substance reasonably satisfactory to the Buyer and each Landlord, duly executed by each Landlord.
          (n) Landlord Waivers. Landlord waivers, in form and substance reasonably satisfactory to the Buyer, the Buyer’s lenders and each Landlord, duly executed by each Landlord.
          (o) Subleases.
               (i) Surveyor Boulevard Sublease. Assignment and Sublease, in form and substance reasonably satisfactory to the Buyer, BDFT&E LLP and the Surveyor Boulevard Landlord, duly executed by NDEx Holdings, BDFT&E LLP and the Surveyor Boulevard Landlord, pursuant to which (1) BDFT&E LLP will assign its rights as co-tenant under the Surveyor Boulevard Lease to NDEx Holdings and (2) BDFT&E LLP will sublease a portion of the Surveyor Boulevard Leased Premises from NDEx Holdings.
               (ii) San Antonio Sublease. Assignment and Sublease, in form and substance reasonably satisfactory to the Buyer, BDFT&E LLP and the San Antonio Landlord, duly executed by NDEx Holdings, BDFT&E LLP and the San Antonio Landlord, pursuant to which (1) NDEx Holdings will assign its rights as tenant under the San Antonio Lease to BDFT&E LLP and (2) NDEx Holdings will sublease a portion of the San Antonio Leased Premises from BDFT&E LLP.

               (iii) Houston Sublease. Sublease, in form and substance reasonably satisfactory to the Buyer, BDFT&E LLP and the Houston Landlord, duly executed by NDEx Holdings, BDFT&E LLP and the Houston Landlord, pursuant to which NDEx Holdings will sublease a portion of the Houston Leased Premises from BDFT&E LLP.
          (p) Office Sharing Agreements. Office sharing agreements, each in form and substance reasonably satisfactory to the Buyer and each of the parties a party thereto, duly executed by NDEx Holdings, BDFT&E LLP and each of the other parties a party thereto.
          (q) Access Agreement. An access agreement (the “Access Agreement”), in form and substance reasonably satisfactory to the Buyer, NDEx Holdings, Michael C. Barrett and, if applicable, the Surveyor Boulevard Landlord, duly executed by NDEx Holdings and Michael C. Barrett, pursuant to which Michael C. Barrett will be given access to and use of his current office space in the Surveyor Boulevard Leased Premises, regardless of whether he is an employee of NDEx, during the entire duration of the Surveyor Boulevard Lease, and any renewals and extensions thereof unless Michael C. Barrett is in breach of this Agreement or any Transaction Document to which he is a party thereto.
          (r) Indemnification Escrow Agreement. The Indemnification Escrow Agreement, duly executed by each of the Sellers’ Representatives and the Escrow Agent.
          (s) Services Agreements.
               (i) Amended and Restated NDEx Services Agreement. The Amended and Restated Services Agreement, duly executed by each of NDEx and BDFT&E LLP.
               (ii) BDF LLP Services Agreement. A services agreement, in form and substance reasonably satisfactory to the Buyer and BDF LLP, duly executed by each of NDEx and BDF LLP.
               (iii) BDFT&W LLP Services Agreement. A services agreement, in form and substance reasonably satisfactory to the Buyer and BDFT&W LLP, duly executed by each of NDEx West and BDFT&W LLP.
          (t) Resignations.
               (i) Resignations of Management Board of Directors. Resignations of each of the members of the Board of Directors of Management, each in form and substance reasonably satisfactory to the Buyer and each of the parties a party thereto, duly executed by each of Peter J. Stein, Daniel S. Dross, Michael C. Barrett, Jacqueline Barrett, Mary Daffin and Robert Frappier.
               (ii) Resignations of THP Corp. Board of Directors. Resignations of each of the members of the Board of Directors of THP Corp., each in form and substance reasonably satisfactory to the Buyer and each of the parties a party thereto, duly executed by each of the members of the Board of Directors of THP Corp.

               (iii) Resignation of THP Holdings as General Partner of THP LP. A resignation of THP Holdings as the general partner of THP LP, in form and substance reasonably satisfactory to the Buyer and THP Holdings, duly executed by THP Holdings.
               (iv) Resignation of Michael C. Barrett as Chief Executive Officer and Manager. A resignation of Michael C. Barrett as the Chief Executive Officer or manager, as the case may be, of each of the applicable Companies, in form and substance reasonably satisfactory to the Buyer and Michael C. Barrett, duly executed by Michael C. Barrett.
          (u) Pre-Closing Reorganization Documents. Each of the Pre-Closing Reorganization Documents, each in form and substance acceptable to the Buyer and each of the Persons a party thereto, duly executed by each of the Persons a party thereto.
               (v) Financial Statements and Information. The financial statements information and documents necessary to satisfy the requirements set forth in Section 6.2(h).
          (w) Tail Insurance Policy. The Tail Insurance Policy, in form and substance acceptable to the Buyer.
          (x) Evidence of Acquired Subsidiaries Equity Interests. Certificates or other documents, in each case in form and substance acceptable to the Buyer and the Buyer’s lenders, evidencing the Acquired Subsidiaries Equity Interests.
          (y) Amendments to Comerica Financing Statements. Amendments to the Comerica Financing Statements, each in form and substance acceptable to the Buyer, BDFT&E LLP and Comerica Bank.
          (z) Delivery of Audited Financial Statements. The audited annual combined financial statements of the Companies, in form and substance reasonably satisfactory to the Buyer, including audited balance sheets, statements of operations, and cash flow statements for such Companies, as described therein, accompanied by the related audit reports thereon of such Companies’ independent auditors:
               (i) the audited balance sheets for such Companies as of December 31, 2005, December 31, 2006 and December 31, 2007;
               (ii) the audited statements of operations for such Companies for the twelve month periods ended December 31, 2005, December 31, 2006 and December 31, 2007; and
               (iii) the audited cash flow statements for such Companies for the twelve month periods ended December 31, 2005, December 31, 2006 and December 31, 2007.
          (aa) Assignments.
               (i) Austin Lease Assignment. A lease assignment, in form and substance acceptable to the Buyer and BDFT&E LLP, duly executed by NDEx Holdings and BDFT&E LLP, pursuant to which NDEx Holdings shall assign at Closing all of its rights and obligations under the Austin Lease to BDFT&E LLP, with such assignment acknowledged and agreed to by the Landlord to the Austin Lease.
               (ii) Assignment of Assigned NDAs. Assignments, in each case in form and substance acceptable to the Buyer and BDFT&E LLP, duly executed by BDFT&E LLP, on the one hand, and NDEx Holdings or NDEx, as applicable, on the other hand, pursuant to which BDFT&E LLP shall assign at Closing all of its rights and obligations under the Assigned NDAs to NDEx Holdings and NDEx, as applicable, with each such assignment acknowledged and agreed to by the applicable counterparty a party to each such Assigned NDA.
               (iii) Assignment of Certain Proprietary Rights. Assignments, each in form and substance reasonably satisfactory to the Buyer, duly executed by the appropriate Persons, pursuant to which such Persons shall assign to NDEx or its designee at Closing all of his, her, its or their respective rights, title and interest in and to the Proprietary Rights set forth on Schedule 7.2(aa)(iii) hereto.
               (iv) Assignment of INS Agreements. Assignments, each in form and substance reasonably satisfactory to the Buyer, BDFT&E LLP and International Network Services Inc., duly executed by NDEx Holdings and BDFT&E LLP, pursuant to which BDFT&E LLP shall assign at Closing all of its rights and obligations under the INS Agreements to NDEx, with each such assignment acknowledged and agreed to by International Network Services Inc.
          (bb) Termination of Change of Control Incentive Plan. A termination agreement, in form and substance acceptable to the Buyer and NDEx Holdings, duly executed by NDEx Holdings, terminating that certain National Default Exchange Holdings, L.P. Change of Control Incentive Plan, dated as of December 19, 2007.
          (cc) Spousal Consents. Spousal acknowledgement and consents, each in form and substance reasonably satisfactory to the Buyer and each of the parties a party thereto, duly executed by the spouse of each NDEx Partner.
          (dd) Restrictive Covenants Agreements. Restrictive covenants agreement, each in form and substance acceptable to the Buyer, duly executed by NDEx, on the one hand, and each of BDFT&E LLP and the NDEx Partners, on the other hand.
          (ee) Investment Representation Letters. Investment representation letters, each in form and substance reasonably satisfactory to the Buyer, containing representations and warranties substantially similar to those representations and warranties set forth in Sections 3.10, 3.11 and 3.12 hereof, duly executed by each Person (other than a Seller) receiving any Dolan/APC Equity Interests issued pursuant to this Agreement.
     7.3 Deliveries by the Buyer. At the Closing, the Buyer shall deliver to the Sellers’ Representatives the following, all of which shall be deemed to be delivered simultaneously:
          (a) Organizational Documents of the Buyer. A certificate, in form and substance acceptable to the Buyer and each of the Sellers’ Representatives, dated as of the Closing Date and duly executed by the Secretary of the Buyer certifying (i) as to the incumbency and signatures of the officers of the Buyer, executing any documents being delivered to the

Sellers’ Representatives in connection with the Transaction, and (ii) that attached to such certificate are true and correct copies of (w) the certificate of formation of the Buyer and all amendments thereto as in effect on the Closing Date and certified by the Secretary of State of Michigan, (x) the APC Operating Agreement and all amendments thereto as in effect on the Closing Date, (y) a good standing certificate for the Buyer issued not more than ten (10) days prior to the Closing Date by the Secretary of State of Michigan and (z) the resolutions of the Buyer authorizing the execution and delivery of this Agreement and the Transaction Documents and the consummation of the Transaction.
          (b) Certificate. A certificate, in form and substance acceptable to the Buyer and each of the Sellers’ Representatives, dated as of the Closing Date and duly executed by the Buyer, certifying the fulfillment of the conditions set forth in Sections 6.3(a) and 6.3(b) hereof.
          (c) Purchase Price. Payment of the Closing Date Cash Payment in accordance with the Closing Consideration Certificate.
          (d) Transfer of APC Common Units Consideration. Certificates evidencing the APC Common Units Consideration duly executed by the Buyer and delivered to those Persons identified on the Closing Consideration Certificate.
          (e) Transfer of DMC Common Stock Consideration. Certificates evidencing the DMC Common Stock Consideration delivered to those Persons identified on the Closing Consideration Certificate.
          (f) Indemnification Escrow Agreement. The Indemnification Escrow Agreement duly executed by the Buyer.
          (g) Access Agreement. The Access Agreement, duly executed by NDEx.
     7.4 Termination.
          (a) Notwithstanding any other provision of this Agreement, this Agreement may be terminated by written notice at any time prior to Closing:
               (i) by either (A) the Buyer or (B) the Sellers’ Representatives in each case after September 30, 2008;
               (ii) by joint written consent of the Buyer and the Sellers’ Representatives;
               (iii) by the Buyer, if any Selling Party shall breach any of his, her or its representations, warranties or obligations hereunder and, if such breach is curable, such breach shall not have been cured by such Selling Party or waived in writing by the Buyer within ten (10) Business Days after receipt of written notice of such breach from the Buyer; or
               (iv) by the Sellers’ Representatives, on behalf of the Sellers, if the Buyer shall breach any of its representations, warranties or obligations hereunder and, if such breach is curable, such breach shall not have been cured by the Buyer or waived in writing by the

Sellers’ Representatives within ten (10) Business Days after receipt of written notice of such breach from the Sellers’ Representatives.
          (b) In the event of termination under clause (a)(i) or (a)(ii) of this Section 7.4, no party shall have any liabilities pursuant to this Agreement to any other party unless such party was in breach of this Agreement in which case the non-breaching party shall be entitled to pursue all of its rights and remedies. Termination under clause (a)(iii) or (a)(iv) of this Section 7.4 shall be in addition to all other rights and remedies of the non-breaching party. No party hereto shall have the right of specific performance under this Agreement.
ARTICLE VIII
COVENANTS AFTER CLOSING
     8.1 Access to Information.
          (a) After the Closing Date, the Buyer will give, or cause to be given, to the Sellers’ Representatives and their Representatives, during normal business hours, such reasonable access to the personnel, properties, titles, contracts, books, records, files and documents of the Companies and, at the Sellers’ Representatives’ expense, copies of such titles, contracts, books, records, files and documents, only as is necessary to allow the Sellers’ Representatives to obtain information in connection with the calculation of Adjusted EBITDA for the Earn Out Period and any Actions by or against the Sellers as the previous owner of the Acquired Business. The Buyer agrees to cooperate reasonably with the Sellers’ Representatives after the Effective Time, at the Sellers’ Representatives’ expense, with respect to any claims, demands, Tax or other audits or Actions by or against the Sellers as the previous owner of the Acquired Business, other than Direct Claims.
          (b) After the Closing Date, the Sellers’ Representatives will give, or cause to be given, to the Buyer and its Representatives, including the Buyer’s independent auditors, during normal business hours, such reasonable access to (x) the personnel, properties, titles, contracts, books, records, files and documents of the Sellers and (y) to each Sellers’ auditor and, at the Buyer’s expense, copies of such titles, contracts, books, records, files and documents, as is necessary to allow the Buyer to obtain information in connection with the calculation of EBITDA. Such cooperation shall include, but not be limited to, causing management representation letters to be delivered to any accounting firm retained by the Buyer in connection with an audit and allowing access to officers or employees of the Sellers as shall be reasonably requested by the Buyer or its Representatives.
     8.2 Indemnification.
          (a) Indemnification by the Sellers. Subject to any applicable limitations in this Section 8.2, from and after the Closing, the Sellers, severally and not jointly, agree to indemnify, defend and save the Buyer and its Affiliates, and each of their respective officers, directors, managers, employees, equityholders, agents, Employee Benefit Plans and fiduciaries, plan administrators or other parties dealing with such plans (each, a “Buyer Indemnified Party”), harmless from and against, and to promptly pay to each Buyer Indemnified Party or reimburse each Buyer Indemnified Party for, any and all Losses (but excluding lost profits and exemplary or special damages, unless such profits or damages are paid or payable by any Buyer Indemnified Party in connection with a Third Party Claim) sustained or incurred by any such Buyer Indemnified Party relating to, resulting from, or otherwise arising out of any of the following:
               (i) any breach or inaccuracy, or claim alleging a breach or inaccuracy, of a representation or warranty made in this Agreement or in any of the Transaction Documents by any of the Sellers;
               (ii) any non-compliance with or breach by any Seller of any of the covenants or agreements contained in this Agreement or any of the Transaction Documents to be performed by such Seller;
               (iii) any Liability of any Company, or any assertion against a Buyer Indemnified Party, arising out of or relating to any of the Excluded Liabilities;
               (iv) the ownership, operation or conduct of the Business prior to the Effective Time;
               (v) with respect to the services provided by the Companies prior to the Effective Time, regardless of when such claim is made;
               (vi) any claim for payment of fees and/or expenses of Frost Securities or any other broker or finder in connection with the origin, negotiation, execution or consummation of the Transaction based upon any agreement between Frost Securities and any Selling Party or any alleged agreement between any other claimant and any Selling Party or any of his, her or its Affiliates; and
               (vii) any (1) Taxes (other than Non-Income Taxes that were not due on or before the Closing Date and which are specifically reflected as an accrued Tax liability in the Final Closing Date Balance Sheet, as finally determined pursuant to Section 1.3) imposed on the Companies or the Business for any period (or portion of any period) ending on or before the Closing Date, (2) Taxes imposed on the Buyer as a transferee of any Seller under Section 6901 of the Code (or any comparable provision of state or local law or any substantive law available to impose transferee liability under Section 6901 of the Code), and (3) any sales or use, transfer or other similar Taxes imposed on, with respect to, or by reference to the Transaction.
For purposes of any indemnification under this Section 8.2(a), in determining whether there has been a breach and the amount of any Loss that is the subject matter of a claim for indemnification hereunder, each representation and warranty shall be read without regard and without giving effect to any Knowledge standard or qualification (or any similar words or phrases) contained in such representation or warranty (as if such standard or qualification were deleted from such representation and warranty).
          (b) Indemnification by the Buyer. Subject to any applicable limitations in this Section 8.2, from and after the Closing, the Buyer agrees to indemnify, defend and save the Sellers and their respective Affiliates, and each of their respective officers, directors, managers, employees, equityholders, agents and fiduciaries (each, a “Seller Indemnified Party”) harmless from and against, and to promptly pay to each Seller Indemnified Party or reimburse each Seller Indemnified Party for, any and all Losses (but excluding lost profits and exemplary or special damages, unless such profits or damages are paid or payable by any Seller Indemnified Party in connection with a Third Party Claim) sustained or incurred by such Seller Indemnified Party relating to, resulting from, or otherwise arising out of, any of the following:
               (i) any breach or inaccuracy, or claim alleging a breach or inaccuracy, of a representation or warranty made in this Agreement or in any of the Transaction Documents by the Buyer; and
               (ii) any non-compliance with or breach by the Buyer of any of the covenants or agreements contained in this Agreement or any of the Transaction Documents to be performed by the Buyer.
               (iii) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of the Transaction based upon any alleged agreement between the claimant and the Buyer or any of its Affiliates;
               (iv) the ownership, operation or conduct of the Acquired Business after the Effective Time; and
               (v) any liabilities or obligations with respect to the services provided by the Companies after the Effective Time.
          (c) Indemnification Procedure for Third Party Claims.
               (i) In the event that subsequent to the Closing any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any Action by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Body) (a “Third Party Claim”) against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice of such claim to the Indemnifying Party within thirty (30) days after learning of such claim (the “Claim Notice”). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of the Claim Notice, which Defense Notice shall specify the counsel the Indemnifying Party will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or, if necessary, in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party’s approval (and such process shall be repeated until the Indemnified Party shall have approved the Defense Counsel specified by the Indemnifying Party.) If the Indemnifying Party delivers a Defense Notice, the delivery of such Defense Notice shall constitute acceptance of responsibility for such claim or action and the Indemnifying Party shall be fully responsible for all liabilities arising out of or relating to such claim or action including the costs of the defense thereof. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of a Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (w) the Third Party Claim seeks injunctive or other equitable relief, (x) the Indemnified Party, in the claim notice to the Indemnifying Party, states that, based on advice of counsel, it believes that its interests in the Third Party Claim is or can reasonably be expected to be adverse to the interests of the Indemnifying Party, or (y) such Indemnifying Party is unable to or does not provide the Indemnified Party with reasonable assurance of its ability to pay the expenses of the defense against such Third Party Claim.
               (ii) In the event that the Indemnifying Party shall fail to give the Defense Notice within the time period described above, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim in good faith subject to the consent of the Indemnifying Party (which consent will not be unreasonably withheld) and such Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses actually paid or incurred in connection therewith. If the Indemnifying Party is not entitled to assume the defense of a Third Party Claim because of reasons set forth in the last sentence of the preceding paragraph, the Indemnified Party may not settle the Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, if such settlement would lead to any liability or create any other obligation of the Indemnifying Party.
               (iii) In the event that the Indemnifying Party does deliver a Defense Notice within the time period described above and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall diligently conduct such defense and the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.
               (iv) The Indemnifying Party may enter into any settlement of any Third Party Claim; provided, however, the Indemnifying Party may not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnified Party if pursuant to or as a result of such settlement, (A) injunctive or other equitable relief would be imposed against the Indemnified Party, or (B) such settlement would or could reasonably be expected to lead to any liability or create any financial or other obligation on the part of the Indemnified Party.
          (d) Direct Claims.  It is the intent of the parties hereto that all direct claims by an Indemnified Party against a party hereto (or an Affiliate thereof) not arising out of Third Party Claims shall be subject to and benefit from the terms of this Section 8.2. Any claim under this Section 8.2(d) by an Indemnified Party for indemnification other than indemnification against a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party written notice thereof, and the Indemnifying Party will have a period of thirty (30) calendar days within which to satisfy such Direct Claim, except for injunctive or equitable relief, which the

Indemnified Party may pursue at any time. The Indemnifying Party shall only be deemed to reject such claim if it sends notice thereof to the Indemnified Party within such thirty (30) calendar day period, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Section 8.2 or otherwise. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have accepted such claim, in which event the Indemnifying Party shall make payment to the Indemnified Party therefor pursuant to Section 8.2(i).
          (e) Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in Section 8.2(c) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was directly damaged as a direct result of such failure to give timely notice.
          (f) Maximum Liability; Threshold for Recovery; Calculation of Losses.
               (i) Except in the case of fraud, the Sellers shall not be required to provide indemnification for Losses related to any Claim under Section 8.2(a) hereof in excess of an aggregate indemnified amount equal to the Cap; and (ii) shall have no liability with respect to Losses related to any Claim under Section 8.2(a) until the total of all such Losses with respect to all such Claims under Section 8.2(a) hereof exceeds the Threshold, in which case the Sellers shall be liable for all such Losses (i.e., not just those in excess of the Threshold) in an amount up to, but not in excess of, the Cap. Notwithstanding anything contained herein to the contrary, except in the case of fraud, there shall be no recovery for any Claims under this Agreement in excess of the Cap, and all such Claims shall be satisfied only out of the Indemnification Escrow, or the proceeds, if any, of the Tail Policy.
               (ii) Except in the case of fraud, the Buyer shall not be required to provide indemnification for Losses related to any Claim under Section 8.2(b) hereof in excess of an aggregate indemnified amount equal to the Cap; and (ii) shall have no liability with respect to Losses related to any Claim under Section 8.2(b) until the total of all such Losses with respect to all such Claims under Section 8.2(b) hereof exceeds the Threshold, in which case the Buyer shall be liable for all such Losses (i.e., not just those in excess of the Threshold) in an amount up to, but not in excess of, the Cap.
          (g) Survival of Representations and Warranties. The representations, warranties, and covenants under this Agreement will survive the Closing for the period of time during which a claim for indemnification may be made under this Section 8.2. No party shall have any liability (for indemnification or otherwise) for a breach of any representation or warranty or any covenant to be performed on or prior to the Closing Date unless such party is given notice (such notice, in the case of a claim by the Buyer, to be given to the Sellers’ Representatives) asserting a claim with respect thereto and specifying the factual basis of the claim and extent of the Losses in reasonable detail, to the extent then known or available, on or before the date that is twenty four (24) months following the Closing Date; provided, however, that the time limit for any claim by the Buyer in the case of fraud shall continue indefinitely. The time limit for any claim by either Buyer or the Sellers for a breach of any covenants under this Agreement to be performed by the Sellers or Buyer, respectively, after the Closing shall be the time period, if any, specified therein or the expiration of the applicable statute of limitations, after taking into account all extensions thereof. It is agreed that in the event notice of any claim for indemnification under this Agreement with respect to any inaccuracy or a breach of representation or warranty or with respect to any other matter shall have been given within the applicable survival period, the claims and rights to indemnification relating to such inaccuracies or breaches of representations and warranties or other matters that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.
          (h) Adjustment to Purchase Price. Any indemnification received under this Section 8.2 shall be, to the extent permitted by law, an adjustment to the Purchase Price.
          (i) Payments.
               (i) Within five (5) Business Days after the resolution of any indemnification claim by any Buyer Indemnified Party hereunder pursuant to which such Buyer Indemnified Party is entitled to any payment, if there are funds remaining in the Indemnification Escrow Account, the Sellers’ Representatives and the Buyer shall execute and cause a Joint Direction to be delivered to the Escrow Agent pursuant to the Indemnification Escrow Agreement, which Joint Direction shall direct the Escrow Agent to make such payment out of the Indemnification Escrow Account.
               (ii) Within five (5) Business Days after the resolution of any indemnification claim by any Seller Indemnified Party hereunder pursuant to which such Seller Indemnified Party is entitled to any payment, such payment shall be made by or on behalf of the Buyer.
               (iii) The Indemnifying Party shall reimburse the Indemnified Party for any and all costs or expenses of any nature or kind whatsoever (including, but not limited to, all attorney’s fees) incurred in seeking to collect any payments under this Section 8.2(i).
               (iv) Any payment required under this Section 8.2 that is not made when due shall bear interest until paid in full at the Prime Rate of interest as published in The Wall Street Journal (changing as and when such rate changes) plus four percent (4%) or, if less, the maximum rate permitted by applicable usury laws. Interest on any such unpaid amount shall be compounded monthly, computed on the basis of a 360-day year and shall be payable on demand.
          (j) Set-off. To the extent that any Seller fails to satisfy an indemnification obligation pursuant to this Section 8.2 within the time period prescribed in Section 8.2(i)(i), the Buyer may, in its sole discretion, set off the amount of such indemnification obligation (plus any interest payable under Section 8.2(i)(iv)) against any amounts the Buyer may owe to any Seller under this Agreement or any Transaction Document.
          (k) Other Indemnification Provisions. The amount of any Losses payable under this Section 8.2 by the Indemnifying Party shall be net of any net amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person in respect of such Losses. If the Indemnified Party actually receives any amounts under applicable insurance policies or from any other Person in respect of any Losses for which an indemnification payment by the Indemnifying Party was made hereunder, then such Indemnified Party shall promptly reimburse the Indemnifying Party an amount equal to the lesser of (i) the indemnification payment made by the Indemnifying Party in respect of the Losses for which such indemnification payment was made and (ii) the net amount actually received by the Indemnified Party under such insurance policy or otherwise; provided, however, that any such payments that would otherwise be paid to the Sellers pursuant to this sentence shall, prior to the termination of the Indemnification Escrow Agreement, be paid to the Escrow Agent and added to the Indemnification Escrow Account and shall be available to satisfy subsequent indemnity claims pursuant to the terms of this Agreement.
          (l) Exclusive Remedy. Other than with respect to injunctive or other equitable relief and other than claims based on fraud, any claim or cause of action (whether such claim sounds in tort, contract or otherwise and including statutory rights and remedies) based upon, relating to or arising out of this Agreement or the Transaction must be brought by either one or more Buyer Indemnified Parties, on the one hand, or one or more Seller Indemnified Parties, on the other hand, in accordance with the provisions and applicable limitations of this Section 8.2, which shall constitute the sole and exclusive remedy of all parties, their Affiliates, successors and assigns and all Persons who may claim any rights through them, for any such claim or cause of action. No party hereto shall have the right of specific performance under this Agreement.
     8.3 Restrictive Covenants.
          (a) Acknowledgment. As an inducement to the Buyer to enter into this Agreement, the Transaction Documents and to consummate the Transaction, (i) each Seller (and any law firm controlled by any Seller or in which any Seller has an interest), (ii) the general partner or members of senior management of any Corporate Seller and (iii) any other law firm or entity that provides Legal Services and which, during the Restricted Period, is controlled by any of the Law Firms or their respective partners or any law firms or other entities in which any of the Law Firms or their respective partners has an interest (each such Person is individually referred to herein as a “Non-Compete Party,” and collectively as the “Non-Compete Parties”) each acknowledge that it is necessary that the Non-Compete Parties undertake not to utilize their special knowledge of the Acquired Business and their relationships with customers and suppliers to compete with the Companies. For the avoidance of doubt, the restrictive covenants set forth in this Section 8.3 shall not apply to any investor in any Corporate Seller who has not been actively involved in the Acquired Business.
          (b) Non-Compete. Each Non-Compete Party hereby agrees that for the Restricted Period applicable to such Non-Compete Party, he, she or it will not, directly or indirectly, as agent, employee, consultant, representative, manager, equityholder or in any other capacity, own (other than through the passive ownership of less than one percent (1%) of the publicly traded shares of any Person), operate, manage, control, engage in, invest in (other than through the passive ownership of less than one percent (1%) of the publicly traded shares of any Person) or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in any business competitive in any material respect with any portion of the Acquired Business anywhere in the States of Arizona, California, Colorado, Georgia, Idaho, Nevada, New Mexico, Oregon, Tennessee, Texas, Utah and Washington (the “Territory”). Notwithstanding the foregoing, the parties acknowledge and agree that the non-compete described in this Section 8.3(b) does not in any manner limit (i) a Non-Compete Party from engaging in the Practice of Law, (ii); Michael C. Barrett from engaging in the passive ownership of less than five percent (5%) of the equity interests in Mortgage Contracting Services LLC, a Delaware limited liability company, or (iii) FD&B LLP from having a passive ownership of no more than fifty percent (50%) of the equity interests in Brown & Shapiro; provided, however, that during the Restricted Period each Non-Compete Party covenants and agrees to, and shall cause each Law Firm to, not solicit, initiate, encourage, or induce any client or potential client to divert its business to or otherwise engage Brown & Shapiro to perform services which are competitive in any material respect with the Acquired Business anywhere in the Territory.
          (c) Confidential Information. During the term of this Agreement and thereafter, each Non-Compete Party shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Buyer, furnish, make available or disclose to any third party or use for the benefit of such Non-Compete Party or any third party, any Confidential Information. As used in this Section 8.3(c), “Confidential Information” shall mean any information relating to this Agreement and the Transaction, the business or affairs of the Buyer or the Acquired Business, and information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information used by the Companies or the Sellers in connection with the Acquired Business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes generally known through no wrongful act on the part of any Non-Compete Party.
          (d) Interference with Relationships. During the Restricted Period, each Non-Compete Party shall not, without the prior written consent of the Buyer or any of its Affiliates, directly or indirectly, as agent, employee, consultant, distributor, representative, manager, equityholder or in any other capacity, employ or engage, or recruit or solicit for employment or engagement, any person (i) who is employed or engaged by the Companies or the Buyer or any of its Affiliates (both before and after the Closing Date), (ii) who was employed or engaged by any of the Companies or the Buyer within six (6) months of such contact, or (iii) who was employed by any of the Companies or engaged in the Acquired Business during the six (6) month period prior to the Closing Date, or otherwise seek to influence or alter any such person’s relationship with any Company or the Buyer.
          (e) Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Section 8.3 too lengthy or the Territory too extensive, the other provisions of this Section 8.3 shall nevertheless stand, and the Restricted Period and/or the Territory shall be reduced to such duration or size as such court shall determine to be permissible.
          (f) Remedies. Each Non-Compete Party acknowledges and agrees that the covenants set forth in this Section 8.3 are reasonable and necessary for the protection of the Buyer’s business interests, that irreparable injury will result to the Buyer if any Non-Compete Party breaches any of the terms of this Section 8.3, and that in the event of any actual or

Threatened breach by any Non-Compete Party of any of the provisions contained in this Section 8.3, the Buyer will have no adequate remedy at law. Each Non-Compete Party accordingly agrees that in the event of any actual or Threatened breach by he, she or it of any of the provisions contained in this Section 8.3, the Buyer shall be entitled to injunctive and other equitable relief, without the necessity of showing actual monetary damages and without posting any bond or other security. Nothing contained herein shall be construed as prohibiting the Buyer from pursuing any other remedies available to it for such breach or Threatened breach, including the recovery of any Losses.
     8.4 Tax Matters.
          (a) Pre-Closing Returns. The Sellers shall prepare, or cause to be prepared, at the Sellers’ expense, with reasonable assistance from the Companies, all Tax Returns that are required to be filed after Closing by the Companies relating to taxable periods ending on or before the Closing Date that are due after the Closing Date (the “Sellers’ Returns”). The Sellers’ Representatives shall submit each Sellers’ Return to the Buyer for the Buyer’s reasonable comment no later than thirty (30) days before the due date for such Sellers’ Return (including extensions). If the Sellers’ Representatives fail to submit any Sellers’ Return in accordance with this Section 8.4(a), the Buyer shall prepare, or cause to be prepared, at the Sellers’ expense, such Sellers’ Return. The Buyer shall promptly notify the Sellers’ Representatives of any comments that the Buyer has to each Sellers’ Return submitted by the Sellers’ Representatives within fifteen (15) days of receipt of such Sellers’ Return. If the Buyer and the Sellers’ Representatives are unable to resolve any dispute relating to any Sellers’ Return submitted by the Sellers’ Representatives within twenty (20) days of receipt of such Sellers’ Return, any dispute shall be submitted for final resolution to an Independent Accounting Firm in accordance with the procedures set forth in Section 1.3(e) which shall be charged with determining whether the Sellers’ Return (or the portion thereof that is in dispute) has been prepared in accordance with this Section 8.5(a). All Sellers’ Returns shall be prepared, and all elections with respect to such Sellers’ Returns shall be made, in accordance with applicable Legal Requirements and, to the extent permitted by applicable Legal Requirements, in a manner consistent with the prior practice of the Companies in their previous Tax Returns. No later than five (5) Business Days before the due date for any such Sellers’ Return, the Sellers’ Representatives shall file, or cause to be filed, and pay, or cause to be paid, the Taxes shown as due on such Sellers’ Return.
          (b) Buyer’s Returns. The Buyer shall prepare and timely file, or cause to be prepared or timely filed, and shall provide the Sellers’ Representatives a copy of each such return as filed and evidence of the timely filing thereof with respect to all Income Tax Returns that are required to be filed by, or with respect to, the Companies for taxable periods that include the Closing Date other than the Sellers’ Returns (the “Buyer’s Returns”). Prior to filing such Buyer’s Returns, the Buyer shall submit such Buyer’s Returns to the Sellers’ Representatives for the Sellers’ Representatives’ reasonable comment no later than thirty (30) days before the due date for such Buyer’s Returns (including extensions). The Sellers’ Representatives shall promptly notify the Buyer of any reasonable comments that the Sellers’ Representatives has to each such Buyer’s Return within fifteen (15) days of receipt of such Buyer’s Return. If the Buyer and the Sellers’ Representatives are unable to resolve any dispute relating to any Buyer’s Return submitted by the Buyer within twenty (20) days of receipt of such Buyer’s Return, any dispute shall be submitted for final resolution to an Independent Accounting Firm in accordance with the procedures set forth in Section 1.3(e) which shall be charged with determining whether the Buyer’s Return (or the portion thereof that is in dispute) has been prepared in accordance with this Section 8.4(b). All Buyer’s Returns shall be prepared, and all elections with respect to such Buyer’s Returns shall be made, in accordance with applicable Legal Requirements and, to the extent permitted by applicable Legal Requirements, in a manner consistent with the prior practice of the Companies in preparing their Tax Returns. No later than five (5) Business Days before the due date for any such Buyer’s Return, the Sellers’ Representatives shall pay the Buyer the portion of the Taxes shown as due on such Buyer’s Return that is allocated to the Sellers under Section 8.4(d).
          (c) 754 Election. The Sellers agree, at the request of the Buyer, to cause NDEx Holdings (and each Acquired Subsidiary that is a partnership for U.S. Federal income tax purposes) to file an election pursuant to Section 754 of the Code in connection with the sale of the Purchased Units hereunder. If the Buyer elects to cause NDEx Holdings (and each Acquired Subsidiary that is a partnership for U.S. Federal income tax purposes) to file an election pursuant to Section 754 of the Code in connection with the sale of the Purchased Units, as soon as practicable after the Closing, the Buyer shall notify and deliver to the Sellers’ Representative a statement (the “743(b) Statement”) (x) setting forth the computation of the adjustment to the bases of NDEx Holdings’ (and each Acquired Subsidiary’s that is a partnership for U.S. Federal income tax purposes) assets pursuant to Section 743(b) of the Code, (y) setting forth the allocation of such adjustment among NDEx Holdings’ (and each Acquired Subsidiary’s that is a partnership for U.S. Federal income tax purposes) assets pursuant to Section 755 of the Code (which allocation in the case of any asset included in the Closing Net Working Capital Calculation shall be based on the value assigned to such asset for purposes of the Closing Net Working Capital Calculation, as finally determined pursuant to Section 1.3), and (z) providing notice pursuant to Treasury Regulations Section 1.743-1(k)(2), if such notice has not been delivered prior to the delivery of such statement. The Sellers’ Representative shall promptly notify the Buyer of any comments that the Sellers’ Representative has to the 743(b) Statement within fifteen (15) days of receipt of the 743(b) Statement. If the Buyer and the Sellers’ Representative are unable to resolve any dispute relating to the 743(b) Statement within twenty (20) days of receipt of the 743(b) Statement, any dispute shall be submitted for final resolution to an Independent Accounting Firm in accordance with the procedures set forth in Section 1.3(e) which shall be charged with determining whether the 743(b) Statement (or the portion thereof that is in dispute) has been prepared in accordance with this Section 8.4(c). The Sellers and the Buyer agree to be bound by the 743(b) Statement, as finally determined under this Section 8.4(c), and act in accordance therewith in the preparation, filing and audit of any Tax Return (including causing NDEx Holdings (and each Acquired Subsidiary that is a partnership for U.S. Federal income tax purposes) and to attach the statement required by Treasury Regulations Section 1.743-1(k)(1) to its U.S. Federal income Tax return for the taxable year that includes the Closing Date, which statement shall set forth the computation of the basis adjustment and the allocation thereof in accordance with the 743(b) Statement) and to not take any position that is inconsistent with the 743(b) Statement, as finally determined under this Section 8.4(c).
          (d) Allocation of Taxes. For all purposes under this Agreement involving the determination of Taxes, in the case of Taxes that are payable with respect to any period that includes but does not end on the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be (i) in the case of Taxes that are (x) based upon or related to income or receipts, (y) imposed in connection with the sale or other transfer or assignment of property (real or personal, tangible or intangible), and/or (z) employment, social security or other similar taxes, deemed equal to the amount which would be payable if the taxable year ended on the Closing Date; and (ii) in the case of Taxes imposed on a periodic basis with respect to any assets or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.
          (e) Cooperation and Records Retention. The Sellers’ Representative and the Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the Buyer, any Seller or any Company for any period. Each party shall bear its own expenses in complying with the foregoing provisions.
          (f) Tax Contests. The Buyer shall promptly notify the Sellers’ Representative upon receipt by the Buyer of any notice of any audits, examinations, adjustments or assessments received by the Buyer relating to Taxes imposed on the Companies for which a Buyer Indemnified Party may be entitled to receive indemnity under this Agreement (a “Tax Action”). The Buyer’s failure to notify the Sellers’ Representative will not relieve any of the Sellers of any liability that they may have, except to the extent the defense of such Tax Action is prejudiced by the Buyer’s failure to give such notice. The Sellers’ Representative may elect within fifteen (15) days of receiving notice of a Tax Action that can be contested separately from any Tax Action relating to Taxes for which a Buyer Indemnified Party is not entitled to receive indemnity under this Agreement to represent the Companies in such Tax Action (a “Sellers’ Tax Contest”), and to employ counsel of their choice at its expense, provided that the Sellers’ Representative may not agree to settle any Sellers’s Tax Contest without the Buyer’s consent, which consent shall not be unreasonably withheld or delayed.
     8.5 Internal Controls. Between the Agreement Date and the Closing Date, the Sellers shall cooperate reasonably, and shall cause employees of the Companies to cooperate reasonably with the Buyer with respect to the further development, implementation and testing of internal control over financial reporting for the Companies.
     8.6 Cooperation with DMC’s Auditors and SEC Filing Requirements. Upon the request of the Buyer, post-Closing, the Sellers’ Representatives shall provide to the Buyer or any of its Affiliates (at the Buyer’s expense) copies of, or shall provide the Buyer or any of its Affiliates access to, such factual information as may be reasonably requested by the Buyer or any of its Affiliates, and in the possession or control of any of the Sellers or their respective Affiliates or accountants to enable DMC to make any required filings with the SEC or other Governmental

Body, if, as and when such filings may be required by the SEC or such other Governmental Body. To the extent that any additional audits of the Acquired Business are required post-Closing, at the Buyer’s expense, each of the Sellers shall cooperate with DMC’s independent public accounting firm (the “Auditor”) with respect to any such audits and provide (not more than ten (10) business days after the Buyer’s request therefor) to the Auditor a letter of representation in a form reasonably satisfactory to the Auditor and the Sellers’s Representatives. Without limiting the foregoing, post-Closing (i) the Buyer, any of its Affiliates or the Auditor may audit the Sellers’ operating statements of the Acquired Business, at the Buyer’s expense; and the Sellers’ Representatives shall provide such documentation as the Buyer, any of its Affiliates or the Auditor may reasonably request in order to complete such audit, and (ii) the Sellers’ Representatives shall furnish to the Buyer any of its Affiliates such financial and other information as may be reasonably required by the Buyer or any of its Affiliates to make any required filings with the SEC or other Governmental Body; provided, however, that the foregoing obligations of the Sellers’ Representatives, on behalf of the Sellers, shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, the Sellers or their respective Affiliates or accountants. Notwithstanding anything to the contrary, the provisions of this Section 8.6 shall survive Closing for a period of three years.
     8.7 President and Chairman Emeritus of the NDEx Companies. Except for a termination for Cause (as defined in the Access Agreement), the Buyer covenants and agrees that Michael C. Barrett shall serve as the President and Chairman Emeritus of each of the NDEx Companies until at least the Final Adjusted EBITDA Determination Date. As President and Chairman Emeritus of each of the NDEx Companies, Michael C. Barrett shall report to the Chief Executive Officer of the Buyer (or such other officer of the Buyer as directed by the Chief Executive Officer of DMC from time to time) and shall have such powers and duties as are customarily exercised by an executive serving as President, and as may be delegated to him by the Chief Executive Officer of Buyer.
     8.8 Covenant to Enter Into New Services Agreements. Upon the request of the Buyer after the Closing Date, each of Michael C. Barrett, Mary Daffin, Robert Frappier and James C. Frappier, on behalf of themselves individually and each law firm (including the Law Firms) directly or indirectly controlled by any of them or any successors thereto, covenant and agree to use their Reasonable Efforts to have any Person engaged in the Practice of Law that is directly or indirectly controlled by any of Michael C. Barrett, Mary Daffin, Robert Frappier, James C. Frappier or any law firm (including the Law Firms) directly or indirectly controlled by any of them or any successors thereto enter into a services agreement with NDEx in substantially the form as the Amended and Restated Services Agreement. For purposes of this Section 8.8, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

ARTICLE IX
MISCELLANEOUS
     9.1 Notices, Consents, etc. Any demands, notices, requests, consents or other communications required or permitted to be sent or given under this Agreement by any of the parties hereto shall in every case be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section 9.1), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:
(a)	If to the Buyer:
c/o Dolan Media Company
1200 Baker Building
706 Second Avenue South
Minneapolis, Minnesota 55402
Attention: James P. Dolan
Telecopier No. (612) 317-9434
with a copy to (which shall not constitute notice):
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661-3693
Attention: Walter S. Weinberg, Esq.
Telecopier No. (312) 577-8771
(b)	If to any Seller or the Sellers’ Representatives to both of:
Peter John Stein
c/o Trinity Hunt Partners, L.P.
2001 Ross Avenue, Suite 4800
Dallas, Texas 75201
Telecopier No: (214) 545-5248
Michael C. Barrett
Barrett Daffin Frappier Turner & Engel, LLP
15000 Surveyor Blvd., Suite 100
Addison, Texas 75001
Telecopier No.: (972) 341-5024

with a copy to (which shall not constitute notice):
Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, Texas 75202
Attention: Darrel A. Rice
Telecopier No.: (214) 200-0664
Notices shall be deemed delivered upon the earlier to occur of (a) receipt by the party to whom such notice is directed, (b) if sent by facsimile machine, on the Business Day such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Central Standard Time and, if sent after 5:00 p.m. Central Standard Time, on the Business Day after which such notice is sent, (c) on the first Business Day following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service, or (d) the fifth Business Day following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.
     9.2 Public Announcements. Except as required by any Legal Requirement (including any securities laws applicable to the Buyer or its Affiliates relating to any securities filings of the Buyer or its Affiliates or otherwise) or applicable securities exchange on which any securities of DMC trade, the Purchase Price shall not be disclosed by the Sellers to any third party (other than the respective parties’ Representatives involved in this transaction or, with respect to each Corporate Seller, any direct or indirect investor therein) or in any public announcement. Each Seller hereby consents to the use and disclosure by the Buyer or its Affiliates of the Transaction Documents (or any portion thereof) and the financial statements (or any portion thereof) and other information relating to the Acquired Business in any securities filings or offerings to be made by the Buyer or any of its Affiliates or as may otherwise be required by applicable Legal Requirements or the rules and regulations of any securities exchange on which any securities of DMC trade.
     9.3 Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.
     9.4 Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding on the Buyer only if such amendment or waiver is set forth in a writing executed by the Buyer; provided further that any such amendment or waiver will be binding upon the Sellers only if such amendment or waiver is set forth in a writing executed by the Sellers’ Representatives, on behalf of the Sellers. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.
     9.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the others.

     9.6 Deliveries; Electronic Signatures. The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether otherwise transmitted via electronic transmission), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic transmission shall be deemed to be original signatures for all purposes. At the request of any party hereto or to any such other agreement or amendment, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties, except that the failure of any party to comply with such a request shall not render this Agreement or amendment invalid or unenforceable. No party hereto shall raise the use of a facsimile machine or other electronic transmission to deliver a signature, or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic transmission, as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
     9.7 Expenses. Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the Transaction; provided, however, that (a) any sales or transfer taxes and all fees and charges of any Governmental Body relating to the sale and transfer of the Purchased Equity by the Sellers to the Buyer hereunder shall be borne solely by the Sellers, and (b) the filing fees associated with any filing under the HSR Act with respect to the Transaction shall be borne one-half by the Sellers, on the one hand, and one-half by the Buyer, on the other hand.
     9.8 Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions.
     9.9 Governing Law; Waiver of Jury Trial.
          (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW.
          (b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS OR EVENTS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THE PARTIES HERETO EACH AGREE THAT ANY AND ALL SUCH CLAIMS AND CAUSES OF ACTION SHALL BE TRIED BY THE COURT WITHOUT A JURY. EACH OF THE PARTIES HERETO FURTHER WAIVES ANY RIGHT TO SEEK TO

CONSOLIDATE ANY SUCH LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.
     9.10 Assignment.
          (a) This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other parties, provided, however, that the Buyer shall be allowed to assign its rights and benefits (but not its obligations) hereto to (i) an Affiliate; (ii) in connection with a sale of all or substantially all of the Buyer’s assets, and (iii) to the lenders of the Buyer or any Affiliate of the Buyer as collateral for security purposes. The Sellers’ Representatives agree to provide any acknowledgment or consent required by any such lender in connection with any assignment referenced in clause (c) above.
          (b) Each Seller acknowledges and consents to the Collateral Assignment of Undertakings and agrees that the representations, warranties, covenants and indemnification agreements made by the Sellers in favor of the Buyer in this Agreement and the Transaction Documents (collectively, the “Undertakings”) shall inure to the benefit of the Senior Agent and the Senior Banks, and the Senior Agent shall have the right to assert and enforce all or any of such Undertakings against the Sellers, in each case in accordance with the terms of the Collateral Assignment of Undertakings. Each Seller agrees that such Seller shall not deduct from or set off against any amount owing by such Seller to the Senior Agent, any Senior Bank or the Buyer pursuant to a claim with respect to any Undertaking, any amounts such Seller claims are due from the Senior Agent, any Senior Bank or the Buyer to the extent the same is prohibited by the terms of the Collateral Assignment of Undertakings. Each Seller agrees and acknowledges that the Senior Agent and the Senior Banks shall not be deemed to have assumed any of the obligations or liabilities of the Buyer or DMC under this Agreement or any Transaction Document by reason of the Collateral Assignment of Undertakings or otherwise.
     9.11 Sellers’ Representatives.
          (a) Each Seller hereby irrevocably constitutes and appoints Michael C. Barrett (the “NDEx Partners’ Representative”) and Peter John Stein (the “Trinity Hunt Representative,” and together with the NDEx Partners’ Representative, the “Sellers’ Representatives”) as such Person’s true and lawful attorney-in-fact and agent with full power of substitution to: (i) do and perform each and every act and thing necessary and requisite to be done on behalf of such Seller to consummate the Transaction, including to execute and deliver the Transaction Documents to which such Seller is a party, and to take any and all actions required or available to be taken by such Seller under and pursuant to this Agreement; (ii) accept on behalf of such Seller service of process and any notices required to be served on such Seller; (iii) execute on behalf of such Seller any amendment, modification or waiver hereto or to any Transaction Document to which such Seller is a party; (iv) take all actions to be taken by such Seller under this Agreement or any Transaction Document to which such Seller is a party, including to deliver notices to be served on the Buyer by such Seller and to control the defense and settlement of any and all claims for indemnification by any Buyer Indemnified Party against such Seller under this Agreement; (v) enforce, on behalf of such Seller, any claim against the

Buyer arising under this Agreement or the Indemnification Escrow Agreement; and (vi) engage attorneys, accountants and agents at the expense of such Seller in connection with any of the foregoing (the actions described in the foregoing clauses (i) through (vi) are collectively referred to as the “Authorized Actions”). Such power of attorney being coupled with an interest shall be irrevocable except in accordance with applicable Law.
          (b) In the event that a Sellers’ Representative dies, becomes disabled, or otherwise becomes unable to perform his responsibilities hereunder, or resigns from such position, then (i) with respect to the NDEx Partners’ Representative, the NDEx Partners receiving or having the right to receive a majority of the Purchase Price are authorized to and shall select another representative to fill such vacancy and (ii) with respect to the Trinity Hunt Representative, Trinity Hunt III is authorized to and shall select another representative to fill such vacancy, and any such substituted representative shall be deemed to be a Sellers’ Representative for all purposes of this Agreement and the documents delivered pursuant hereto.
          (c) The Sellers’ Representatives shall at all times act in their capacity as Sellers’ Representatives in a manner that the Sellers’ Representatives believe to be in the best interest of the Sellers. The Sellers’ Representatives shall not be liable to any Seller for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement except in the case of the gross negligence or willful misconduct of the Sellers’ Representatives. The Sellers’ Representatives may consult with legal counsel, independent public accountants and other experts selected by the Sellers’ Representatives and shall not be liable for any action taken or omitted to be taken in good faith by the Sellers’ Representatives in accordance with the advice of such counsel, accountants or experts. The Sellers’ Representatives shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement. Each Seller severally, and not jointly, shall indemnify and hold harmless and reimburse the Sellers’ Representatives from and against such Seller’s ratable share of any and all Losses suffered or incurred by the Sellers’ Representatives arising out of or resulting from any action taken or omitted to be taken by the Sellers’ Representatives under this Agreement, other than such Losses arising out of or resulting from the Sellers’ Representatives’ gross negligence, fraud, bad faith or willful misconduct.
          (d) Each Seller agrees that the Buyer shall be entitled to rely on any Authorized Action taken by the Sellers’ Representatives and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Each Seller severally, and not jointly, agrees to pay, and to indemnify and hold harmless any Buyer Indemnified Party from and against, any Losses which he, she or it may suffer, sustain, or become subject to, as the result of any claim by any Person that an Authorized Action is not binding on, or enforceable against, any Seller.
          (e) The Sellers and the Sellers’ Representatives each acknowledge and agree that any Authorized Action shall have been deemed to have been taken and any demands, notices, requests, consents or other communications required or permitted to be sent or given under this Agreement to the Buyer, DMC or any Buyer Indemnified Party shall have been deemed to have been sent by the Sellers’ Representatives, on behalf of the Sellers, if sent by both Michael C. Barrett and Pete Stein, or their successors.

     9.12 Definitions. For purposes of this Agreement, the following terms have the meaning set forth below:
     “743(b) Statement” has the meaning set forth in Section 8.4(c) hereof.
     “2007 Financial Statements” has the meaning set forth in Section 2.6(a) hereof.
     “Abbe Patton” has the meaning set forth in the Preamble hereof.
     “Access Agreement” has the meaning set forth in Section 7.2(q) hereof.
     “Acquired Business” means the Business except for the Law Firm Business and the Excluded Subsidiaries’ Businesses.
     “Acquired Companies” and “Acquired Company” each have their meaning set forth in the Recitals.
     “Acquired Subsidiaries” means, collectively, NDEx, NDEx GP, NDEx Technologies, NDEx Title, and NDEx West, and each is hereinafter referred to as an “Acquired Subsidiary”.
     “Acquired Subsidiaries Equity Interests” has the meaning set forth in Section 2.3 hereof.
     “Action” means any action, complaint, claim, petition, investigation, examination, suit, litigation, arbitration, hearing, audit, charge, investigation, or other proceeding or action, (whether civil, criminal, administrative, investigative, or informal), in law or in equity, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body, arbitrator or mediator.
     “Addison” means Addison Mortgage Technologies, LLC, a Texas limited liability company.
     “Adjustment Date” means the date seventy-five (75) days following the Closing Date.
     “Adjusted EBITDA” means, with respect to the Acquired Business for the Earn Out Period, the sum, without duplication, of net income of the Acquired Business for the Earn Out Period after Taxes, as determined in accordance with GAAP, consistently applied, and in a manner consistent with the preparation of the 2007 Financial Statements as:
          (a) reduced by the amount of any (i) gains derived from any unusual and infrequent, nonrecurring event that would be characterized as “extraordinary” under GAAP, and (ii) gains resulting from the sale or other disposition of assets not in the ordinary course of business, all to the extent any of the foregoing items are included in the determination of net income; and
          (b) increased by the amount of any (i) net interest expense, (ii) Income Taxes, (iii) depreciation and amortization, (iv) losses derived from any unusual and infrequent, nonrecurring event first occurring after the Closing Date, including, but not limited to, start-up expenses associated with expansion into new states and/or new products or services, or development expenses specifically linked to defined projects or initiatives, in each case as mutually agreed upon by the Buyer and the Sellers’ Representatives, and (v) net losses resulting from the sale or other disposition of assets not in the ordinary course of business, all to the extent any of the foregoing items are deducted in the determination of net income.
Notwithstanding anything to the contrary in this definition of “Adjusted EBITDA,” the Acquired Business will not be charged with, and there shall be an add-back to Adjusted EBITDA for, any corporate overhead of the Buyer (and its Affiliates, including, but not limited to, DMC) in excess, with respect to any product or service provided by the Buyer or its Affiliates, of the amount of expense (if any) historically incurred by the Acquired Business in connection with such type of product or service, subject to allowance for any general increase in the costs of such product or service (e.g., DMC may purchase insurance for all of its subsidiaries, including, but not limited to, the Companies, and allocate a portion of the cost thereof to the Acquired Business, provided that such allocation does not exceed the Acquired Business’ historic insurance expense, subject to allowance for any general increase in the cost of insurance).
     “Adjusted EBITDA Target” means Adjusted EBITDA in an amount equal to or greater than Twenty-Eight Million Dollars ($28,000,000).
     “Affiliate” means, with respect to any Person: (i) any other Person directly or indirectly controlling, controlled by or under common control with the subject Person or (ii) any officer, director, trustee, managing member or general partner of the subject Person, provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
     “Agreement” has the meaning set forth in the Preamble hereof.
     “Agreement Date” has the meaning set forth in the Preamble hereof.
     “AllStar” means AllStar Capital, LLC, a Texas limited liability company.
     “Amended and Restated Services Agreement” means that certain amended and restated services agreement by and among NDEx, BDFT&E LLP and each of the other parties a party thereto, in the form attached hereto as Exhibit 9.12-1.
     “Antitrust Division” means the Antitrust Division of the United States Department of Justice.
     “APC Common Units” means the common membership interests of the Buyer.
     “APC Common Units Consideration” has the meaning set forth in the Recitals.

     “APC Equity Owners” has the meaning set forth in Section 4.6 hereof.
     “APC Operating Agreement” means that certain Amended and Restated Operating Agreement of the Buyer, dated as of March 14, 2006, as amended, restated or modified from time to time.
     “Assigned NDAs” means, collectively, (i) that certain Confidentiality and Non-Disclosure Agreement, dated June 21, 2006, between Four Cornerstone, LLC, a Texas limited liability company, and BDFT&E LLP and (ii) that certain Confidentiality and Non-Disclosure Agreement, dated August 27, 2007, between MTSS IT Solutions and BDFT&E LLP.
     “Auditor” has the meaning set forth in Section 8.6 hereof.
     “Austin Lease” means that certain Lease Agreement for Office Space, dated as of December 20, 2007, by and between American Bank of Commerce, as lessor, and NDEx Holdings, as lessee, pursuant to which NDEx Holdings leases an office at 610 West 5th Street, Suite 601, Austin, Texas 78701.
     “Authorized Actions” has the meaning set forth in Section 9.11(a) hereof.
     “Barrett Release” has the meaning set forth in the Schedule of Releases attached hereto.
     “Barry Tiedt” has the meaning set forth in the Preamble hereof.
     “BD&F LLP” means Barrett Daffin & Frappier, LLP, a Texas limited liability partnership, and any successor thereto.
     “BDFT&E LLP” means Barrett Daffin Frappier Turner & Engel, LLP, a Texas limited liability partnership (formerly known as Barrett Burke Wilson Castle Daffin & Frappier, LLP), and any successor thereto.
     “BDFT&W LLP” means Barrett Daffin Frappier Treder & Weiss, LLP, a Texas limited liability partnership, and any successor thereto.
     “Brasiel Release” has the meaning set forth in the Schedule of Releases attached hereto.
     “Brown & Shapiro” means Brown & Shapiro, LLP, a Texas limited liability partnership.
     “Business” means, collectively, (i) the businesses of all of the Companies, (ii) the Excluded Subsidiaries’ Businesses and (iii) the Law Firm Business.
     “Business Day” means any day other than a Saturday, Sunday or day on which commercial banks are authorized or required by law to close in Minneapolis, Minnesota.
     “Buyer” has the meaning set forth in the Preamble hereof.
     “Buyer Indemnified Party” has the meaning set forth in Section 8.2(a) hereof.
     “Buyer’s Returns” has the meaning set forth in Section 8.4(b) hereof.

     “CAN-SPAM Act” has the meaning set forth in Section 2.13(g) hereof.
     “Cap” means an amount equal to Twenty Million Dollars ($20,000,000).
     “Cash Consideration” has the meaning set forth in the Recitals.
     “Claim” means any Direct Claim or Third Party Claim.
     “Claim Notice” has the meaning set forth in Section 8.2(c)(i) hereof.
     “Closing” has the meaning set forth in Section 7.1 hereof.
     “Closing Cash Deficiency” means the amount, if any, by which (i) the Target Final Closing Cash Amount exceeds (ii) the Final Closing Cash Amount.
     “Closing Consideration Certificate” has the meaning set forth in Section 1.2(a) hereof.
     “Closing Date” has the meaning set forth in Section 7.1 hereof.
     “Closing Date Cash Payment” means an amount in cash equal to (i) the Cash Consideration, minus (ii) the sum of (a) the Indebtedness Payments, (b) the Earn Out Holdback Amount, (c) the Indemnification Escrow Amount, and (d) the NWC Holdback Amount.
     “Closing Net Working Capital” means Net Working Capital as of the close of business on the Business Day immediately prior to the Closing Date as reflected on the Final Closing Date Balance Sheet, as finally determined in accordance with Section 1.3.
     “Closing Net Working Capital Deficit” means the amount, if any, by which (i) the Target Net Working Capital exceeds (ii) the Closing Net Working Capital.
     “Closing Net Working Capital Surplus” means the amount, if any, by which (i) the Closing Net Working Capital exceeds (ii) the Target Net Working Capital.
     “COBRA” has the meaning set forth in Section 2.14(h) hereof.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collateral Assignment of Undertakings” means that certain Collateral Assignment of Undertakings Under Acquisition Documents, dated as of the Closing Date, by and among the Buyer and DMC in favor of the Senior Agent.
     “Comerica Bank” means Comerica Bank or Comerica Bank—Texas, as the case may be.
     “Comerica Financing Statements” means, collectively, (i) that certain UCC Financing Statement made by BDFT&E LLP in favor of Comerica Bank—Texas, filed with the Texas Secretary of State on October 23, 2001 and assigned file number 02-0006494580, as continued by that continuation statement filed with the Texas Secretary of Stated on May 9, 2006 and assigned file number 06-00159436, (ii) that certain UCC Financing Statement made by

BDFT&E LLP in favor of Comerica Bank, filed with the Texas Secretary of State on August 6, 2003 and assigned file number 03-0037001428, as continued by that continuation statement filed with the Texas Secretary of Stated on April 7, 2008 and assigned file number 08-00118944, and (iii) that certain UCC Financing Statement made by BDFT&E LLP in favor of Comerica Bank, filed with the Texas Secretary of State on May 10, 2004 and assigned file number 04-0067511064.
     “Companies” means, collectively, the Acquired Companies and the Acquired Subsidiaries, and each is hereinafter referred to as a “Company.”
     “Company Governmental Authorizations” has the meaning set forth in Section 2.10(b) hereof.
     “Computer System” has the meaning set forth in Section 2.13(k) hereof.
     “Confidential Information” has the meaning set forth in Section 8.3(c) hereof.
     “Consent” means any approval, consent, ratification, permission, waiver, authorization (including any Governmental Authorization), notification, authorization, declaration, filing or registration of, with or to any Person.
     “Contract” means any agreement, contract, license, lease, purchase order, obligation, promise, or undertaking (whether written or oral and whether express or implied).
     “Copyrights” has the meaning set forth in Section 2.13(a) hereof.
     “Corporate Seller” has the meaning set forth in Section 3.1 hereof.
     “Current Services Agreement” means that certain Services Agreement, dated as of June 1, 2006, by and between NDEx and BDFT&E LLP.
     “Defense Counsel” has the meaning set forth in Section 8.2(c)(i) hereof.
     “Defense Notice” has the meaning set forth in Section 8.2(c)(i) hereof.
     “Direct Claim” has the meaning set forth in Section 8.2(d) hereof.
     “DMC” has the meaning set forth in the Preamble to this Agreement.
     “DMC Common Stock” means the shares of common stock of DMC.
     “DMC Common Stock Consideration” has the meaning set forth in the Recitals.
     “Documentation” means all existing and current user manuals, design specifications, system flow charts, program flow charts, schematics, file layouts, report layouts, screen layouts, test results, activity or tracking logs or reports, other logs, and other installation, instructional, trouble shooting, customer service and training materials and all other existing documentation, system and user materials used by or on behalf of the Companies to develop, demonstrate, reproduce, maintain, modify, enhance or use the Software and/or any of the Websites.

     “Dolan/APC Equity Interests” means, collectively, the APC Common Units Consideration and the DMC Common Stock Consideration.
     “Domain Names” has the meaning set forth in Section 2.13(a) hereof.
     “Earn Out Calculation” has the meaning set forth in Section 1.4(b)(i) hereof.
     “Earn Out Calculation Delivery Date” has the meaning set forth in Section 1.4(b)(i) hereof.
     “Earn Out Calculation Objection Notice” has the meaning set forth in Section 1.4(b)(ii) hereof.
     “Earn Out Holdback Amount” has the meaning set forth in the Recitals.
     “Earn Out Payment” has the meaning specified in Section 1.4(a).
     “Earn Out Period” means the first four complete calendar quarters after the Closing, provided, however, that the Earn Out Period may be tolled for the period of time in which a Force Majeure Event has occurred and continues.
     “Earn Out Period Budget” has the meaning set forth in Section 1.4(d) hereof.
     “Effective Time” has the meaning set forth in Section 7.1 hereof.
     “Employee Benefit Plan” means any of the following which any of the Companies sponsors, maintains or makes contributions to, or with respect to which any of the Companies has any Liabilities which covers employees and former employees of the Acquired Business (whether written, unwritten or terminated): (a) any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, and sick leave; (b) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (c) any other plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including, but not limited to, any severance agreement or plan, personnel policy, vacation time, holiday pay, service award, moving expense reimbursement programs, tool allowance, safety equipment allowance, material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus or deferred bonus plan, salary reduction, change-of-control or employment agreement (or consulting agreement with a former employee), and any of the following which any ERISA Affiliate sponsors, maintains or makes contributions to or has any Liabilities or with respect to which any Company or any ERISA Affiliate has at any time during the last six (6) years had any Liabilities and which covers employees and former employees of the Acquired Business (whether terminated or not): any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, which is subject to Section 302 of ERISA or Section 412 of the Code.

     “Employee Personal Items” means any furniture, equipment, photographs, files of a personal nature, artwork, personal certificates and diplomas, licenses such as law licenses, taxidermy specimens, memorabilia, and other items, in each case of a personal nature which have been purchased by or obtained for the benefit of individual employees or officers of the Companies, unless used in the Acquired Business or set forth on any fixed asset list of the Companies.
     “Environmental and Safety Requirements” means all U.S. Federal, state and local or municipal laws, rules, regulations, ordinances, orders, statutes and requirements, and all common law, relating to public health and safety, worker health and safety, pollution or protection of the environment.
     “Equity Interests” means, collectively, the Purchased Equity, the THP LP Investor Shares, the THP LP Investor Units, the NDEx General Partnership Interests, the THP LP Limited Partnership Interests and the Acquired Subsidiaries Equity Interests.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means each Company, any subsidiary, and predecessor of any of them and any other Person who constitutes or has constituted all or part of a controlled group or has been or is under common control with, or whose employees were or are treated as employed by, any Company, any subsidiary and/or any predecessor or any of them, under Section 414 of the Code.
     “Escrow Agent” means Bank of America Corporation or one of its Affiliates, as escrow agent.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Excluded Assets” means, collectively, the equity interests in each of the Excluded Subsidiaries, all Employee Personal Items, and those other assets and related operations of the Acquired Business described on Schedule 9.12 attached hereto.
     “Excluded Liabilities” means any Liabilities incurred by, or imposed upon, or with respect to the Acquired Business prior to the Effective Time, unless and to the extent included in the Closing Net Working Capital Calculation:
               (i) relating to any current or former employees employed in the Acquired Business, including, but not limited to, (1) severance, termination and other payments and benefits (including, but not limited to, post-retirement benefits), whether owing under any severance policy, any union contract, any employment agreement or otherwise to any employees employed by the Companies; (2) worker’s compensation claims; (3) stock option or other stock-based award or any profit sharing, stock appreciation right or phantom equity award; and (4) payroll and employment Taxes;
               (ii) for any Taxes;

               (iii) in connection with any violations of, or pursuant to, occupational safety, wage, welfare, employee benefit, and/or Environmental and Safety Requirements;
               (iv) with respect to any claims, grievances, lawsuits, arbitrations, administrative or other Actions attributable to the operation or ownership of the Acquired Business (including, but not limited to, any claims against the Companies listed on Schedule 2.21);
               (v) with respect to trade payables and accruals (including, but not limited to, employee wages and benefits);
               (vi) with respect to the Transaction, including, but not limited to, Liabilities with respect to the Sellers’ legal counsel, accountants, and any broker or finder retained or alleged to be retained by any Seller, any of the Companies or any Affiliate of any Seller or any of the Companies;
               (vii) in connection with any outstanding loans and/or advances of funds from any of the Sellers to any of the Companies;
               (viii) under or in connection with any Actions or Orders;
               (ix) under, pursuant to, or in connection with, any Employee Benefit Plan; and
               (x) that relates to any of the Excluded Assets.
     “Excluded Subsidiaries” means, collectively, Addison, AllStar, ProRem and TitleStar, and each is herein referred to as an “Excluded Subsidiary”.
     “Excluded Subsidiaries Equity Interests” has the meaning set forth in Section 2.3(e) hereof.
     “Excluded Subsidiaries’ Businesses” means, collectively, the businesses of all of the Excluded Subsidiaries.
     “Executive Partners” means, collectively, James C. Frappier, Abbe Patton and Barry Tiedt, and each is hereinafter referred to as an “Executive Partner”.
     “Executive Units” means those certain limited partnership interests in NDEx Holdings defined as “Executive Units” in the NDEx Holdings Partnership Agreement.
     “FD&B LLP” means Frappier Daffin & Barrett, LLP, a Texas limited liability partnership.
     “Final Adjusted EBITDA Determination Date” has the meaning set forth in Section 1.4(c) hereof.

     “Final Closing Cash Amount” means the dollar amount set forth on the line item “Cash” on the Final Closing Date Balance Sheet, as finally determined for purposes of this Agreement, including final resolution of any dispute raised by the Sellers’ Representatives in an Objection Notice.
     “Final Closing Date Balance Sheet” shall have the meaning specified in Section 1.3(b) hereof.
     “Financial Statements” means, collectively, the 2007 Financial Statements and the Unaudited Financial Statements.
     “Force Majeure Event” means, among other things, catastrophic storms or floods, lightning, tornadoes, hurricanes, a named tropical storm, earthquakes and other acts of God, wars, civil disturbances, terrorist attacks, revolts, insurrections, sabotage, commercial embargoes, epidemics, fires, explosions, strikes and labor unrest, and actions of a regulatory body or other governmental agency or authority that were not requested, promoted, or caused, in whole or in part, by the Companies; provided, however, that such act or event (i) delays, disrupts or renders impossible NDEx’s performance of its obligations under the Amended and Restated Services Agreement, (ii) is beyond the reasonable control of the Companies and not due to its fault or negligence, in whole or in part, and (iii) could not have been prevented or avoided by the Companies through the exercise of due diligence or reasonable care.
     “Founder Partners” means, collectively, Michael C. Barrett, Jacqueline Barrett, Mary Daffin, and Robert Frappier, and each is hereinafter referred to as a “Founder Partner”.
     “Founder Shares” means those certain shares of capital stock of Management designated as “Founder Shares” in the Management Certificate of Incorporation.
     “Founder Stockholders” means, collectively, Michael C. Barrett, Jacqueline Barrett, Mary Daffin, Robert Frappier and Abbe Patton, and each is hereinafter referred to as a “Founder Stockholder”.
     “Founder Units” means those certain limited partnership interests in NDEx Holdings defined as “Founder Units” in the NDEx Holdings Partnership Agreement.
     “Frost Securities” means Frost Securities, Inc., a Delaware corporation.
     “Frost Securities Release” has the meaning set forth in the Schedule of Releases attached hereto.
     “FTC” means the Federal Trade Commission.
     “Funded Indebtedness” has the meaning set forth in the Recitals.
     “GAAP” means United States generally accepted accounting principles.

     “Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     “Governmental Body” means any:
          (a) U.S. Federal, state, county, municipal, city, town village, district, or other jurisdiction or government of any nature;
          (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or other entity and any court or other tribunal); or
          (c) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     “Houston Landlord” means 1900 St. James Limited Partnership, a Texas limited partnership.
     “Houston Leased Premises” means that certain real property located at 1900 St. James Place, Suite 500, Houston, Texas leased by BDFT&E LLP pursuant to that certain Lease Agreement, dated as of July 1, 2005, by and between the Houston Landlord, as landlord, and BDFT&E LLP, as tenant.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Income Tax” means any Tax which is imposed or determined with reference to (i) gross or net income or profits (including, but not limited to, capital gains, gross receipts or minimum tax) or (ii) multiple bases, including corporate franchise, gross receipts, net worth, privilege, doing business or occupation taxes, if one of the bases is listed in clause (i), together with any interest and penalties, fines, additions to tax or additional amounts imposed by any tax authority with respect to such Tax.
     “Indebtedness” of any Person means the principal of, premium, if any, unpaid interest on, and other amounts owing in respect of, (a) indebtedness for borrowed money, (b) indebtedness for borrowed money guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, in any manner by such Person through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness for borrowed money, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness for borrowed money or to assure the owners of the indebtedness for borrowed money against loss, (c) all indebtedness for borrowed money secured by any Lien upon property owned by such Person, even though such Person has not in any manner become liable for the payment of such indebtedness, and (d) renewals, extensions and refunding of any such indebtedness for borrowed money.
     “Indebtedness Payments” has the meaning set forth in Section 1.2(b) hereof.

     “Indemnification Escrow Account” means the escrow account established pursuant to the Indemnification Escrow Agreement.
     “Indemnification Escrow Agreement” means that certain escrow agreement by and among the Sellers’ Representatives, the Buyer and the Escrow Agent, in substantially the form attached hereto as Exhibit 9.12-2.
     “Indemnification Escrow Amount” has the meaning set forth in the Recitals.
     “Indemnified Party” has the meaning set forth in Section 8.2(c)(i) hereof.
     “Indemnifying Party” has the meaning set forth in Section 8.2(c)(i) hereof.
     “Independent Accounting Firm” means Deloitte & Touche, LLP. If Deloitte & Touche, LLP is unwilling or unable to serve in such capacity then Price Waterhouse Coopers, LLP shall be engaged to serve in such capacity. If Price Waterhouse Coopers, LLP is not willing or able to serve in such capacity, then the Sellers’ Representatives shall within ten (10) days of learning of such fact deliver to the Buyer a listing of three other accounting firms of recognized national or regional standing and the Buyer shall within ten (10) days after receipt of such list, select one of such three accounting firms (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Independent Accounting Firm”).
     “INS Agreements” means, collectively, (i) that certain Professional Services Agreement, dated as of June 6, 2003, by and between BDFT&E LLP and International Network Services Inc. and (ii) that certain Confidentiality and Non-Compete Agreement, dated as of May 30, 2003, by and between BDFT&E LLP and International Network Services Inc.
     “Insolvency Laws” means any bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).
     “Insurance Policies” has the meaning set forth in Section 2.19 hereof.
     “Instruments of Conveyance” means (i) with respect to the Purchased Units, a written instrument of assignment of the Purchased Units, in form and substance acceptable to the Buyer and (ii) with respect to the Purchased Shares, certificates evidencing the Purchased Shares duly endorsed in blank or accompanied by duly executed stock powers, or executed affidavits of lost certificates and assignments of lieu thereof, in form and substance acceptable to the Buyer.
     “Investor Shares” means those certain shares of capital stock of Management designated as “Investor Shares” in the Management Certificate of Incorporation.
     “Investor Units” means those certain limited partnership interests in NDEx Holdings defined as “Investor Units” in the NDEx Holdings Partnership Agreement.
     “Jacqueline Barrett” has the meaning set forth in the Preamble hereof.

     “James C. Frappier” has the meaning set forth in the Preamble hereof.
     “Joint Direction” has the meaning set forth in Section 1.3(f)(i)(2) hereof.
     “Knowledge,” whether or not capitalized, when used in this Agreement with respect to any Person means the current actual knowledge of such Person, and with respect to the Companies means the current actual knowledge, without any duty of inquiry, of any of Michael C. Barrett, Jacqueline M. Barrett, Mary A. Daffin, James C. Frappier, Barry Tiedt, Abbe L. Patton, and Robert F. Frappier.
     “Landlords” means, collectively, the lessors under the Material Leases listed in Schedule 2.11(b), and each is hereinafter referred to as a “Landlord”.
     “Latest Balance Sheet” means the audited balance sheets of the Companies as at the Latest Balance Sheet Date.
     “Latest Balance Sheet Date” means December 31, 2007.
     “Law Firm Business” means, collectively, the businesses of all of the Law Firms.
     “Law Firms” means, collectively, BDFT&E LLP, BDF LLP, BDFT&W LLP, FD&B LLP, and each is hereinafter referred to as a “Law Firm.”
     “Leased Real Property” means the real property and improvements leased by the Companies pursuant to the Material Leases.
     “Legal Requirement” means any U.S. Federal, state, local, municipal or other constitution, ordinance, regulation, statute, rule or other law adopted, enacted, implemented, or promulgated by or under the authority of any Governmental Body or by the eligible voters of any jurisdiction, and any agreement, approval, consent, injunction, judgment, license, Order, or permit by or with any Governmental Body or to which any Company or Seller is a party or by which any Company or Seller is bound.
     “Legal Services” means the preparation of a pleading or other document incident to an action or special proceeding in any court or the management of the action or proceeding on behalf of a client before a judge in court, as well as any services rendered to or on behalf of a client out of court, including the giving of advice or the rendering of any service requiring the use of legal skill or knowledge, such as preparing a legal instrument, the legal effect of which under the facts and conclusions involved must be determined based on professional legal judgment and skill, including, without limitation, counseling or assisting others in matters that require the use of legal discretion and profound legal knowledge, the giving of advice or the rendering of any service requiring the use of legal skill or knowledge.
     “Liabilities” means debts, liabilities, obligations, expenses or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, and each is hereinafter referred to as a “Liability.”

     “Liens” means any liens, hypothecations, mortgages, charges, security interests, pledges and other encumbrances and claims of any nature.
     “Limited Partner Sellers” means, collectively, the Selling Investor Partners, the Founder Partners and the Executive Partners, and each is hereinafter referred to as a “Limited Partner Seller”.
     “Losses” means all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, causes of action, assessments, losses, costs, expenses, interest, fines, penalties or costs or expense of any and all investigations, Actions, judgments, settlements, Taxes and compromises (including reasonable fees and expenses of attorneys, accountants and other experts).
     “Major Customers” means the ten (10) largest clients of each Company as measured by the dollar amount of the revenue received by such Company for the twelve month period ending December 31, 2007.
     “Malicious Code” has the meaning set forth in Section 2.13(f) hereof.
     “Management” has the meaning set forth in the Preamble hereof.
     “Management Certificate of Incorporation” means that certain Certificate of Incorporation of National Default Exchange Management, Inc., dated as of May 31, 2006.
     “Mary Daffin” has the meaning set forth in the Preamble hereof.
     “Material Adverse Effect” means any change or effect that (a) individually or when taken together with all other changes or effects that have occurred during any relevant period of time prior to the date of determination of the occurrence of such change or effect, is or could reasonably be expected to be materially adverse to the Business, including the condition (financial or otherwise) or results of operations of the Companies or the Business.
     “Material Contracts” means each of the following Contracts to which any of the Companies is a party:
          (i) all employment, termination, collective bargaining, retention, change in control, compensation and bonus Contracts and plans, and all Contracts and plans providing for options or equity purchases, equity appreciation rights, pensions, severance payments, deferred or incentive compensation, retirement payments or profit sharing, or other similar employee benefits with any current or (to the extent any Company has ongoing obligations under such Contracts) former employee, officer, manager, director, partner or consultant of any Company;
          (ii) all Contracts for the engagement of any consultant or independent contractor that require payments in excess of $50,000 over the next twelve (12) months;
          (iii) all notes, bonds, indentures and other instruments and agreements evidencing, creating or otherwise relating to obligations for Indebtedness and guarantees of obligations of any other Person (other than guarantees by way of endorsement or negotiable instruments in the ordinary course of business);
          (iv) all Contracts for capital expenditures under which any Company as of the Agreement Date has remaining obligations in excess of $50,000 each;
          (v) any Contracts containing covenants not to compete (A) binding on any Company, (B) restricting other Persons for the benefit of any Company or (C) which otherwise restrict competition granted by any Company in favor of a third party;
          (vi) Contracts under which any Company is obligated to indemnify any Person other than agreements entered into in the ordinary course of business consistent with past practices;
          (vii) Contracts to loan money or extend credit to any other Person;
          (viii) all joint venture or partnership Contracts, whether or not involving a sharing of profits, or other Contracts involving sharing of profits, losses, business or opportunities with any Person;
          (ix) Contracts constituting agreements with Affiliates;
          (x) Contracts relating to the acquisition, sale, disposition or transfer of all or any substantial portion of the assets or equity securities of any Company or any other Person (whether by way of merger or otherwise) other than in the ordinary course of business;
          (xi) any other Contract which (a) is not cancelable on 30 days or less notice without any penalty or other financial obligation and (b) involves or is reasonably expected to involve aggregate payments by or to any Company of $100,000 or more after the Agreement Date; and
          (xii) to the extent not covered above, any other Contract material to any Company or its respective businesses.
     “Material Lease” has the meaning set forth in Section 2.11(b) hereof.
     “Maximum Earn Out Payment” means an amount equal to Thirteen Million Dollars ($13,000,000).
     “Michael C. Barrett” has the meaning set forth in the Preamble hereof.
     “Net Deficit” means, as applicable, either (i) if the Closing Net Working Capital Surplus is less than the Closing Cash Deficiency, the amount, if any, by which (1) the Closing Cash Deficiency exceeds (2) the Closing Net Working Capital Surplus or (ii) if there is a Closing Net Working Capital Deficit, an amount, if any, equal to the greater of (1) the Closing Net Working Capital Deficit or (2) the Closing Cash Deficiency.

     “Net Surplus” means the amount, if any, by which (i) the Closing Net Working Capital Surplus exceeds (ii) the Closing Cash Deficiency.
     “NDEx” means National Default Exchange, L.P., a Delaware limited partnership.
     “NDEx Companies” means, collectively, Management, NDEx Holdings and the Acquired Subsidiaries.
     “NDEx General Partnership Interests” has the meaning set forth in Section 2.3(b) hereof.
     “NDEx GP” means National Default Exchange GP, LLC, a Delaware limited liability company.
     “NDEx Holdings” has the meaning set forth in the Preamble hereof.
     “NDEx Holdings Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of NDEx Holdings, dated effective as of December 19, 2007, as amended, restated or modified from time to time.
     “NDEx Partners” means, collectively, the Founder Partners and the Executive Partners.
     “NDEx Partners’ Representative” has the meaning set forth in Section 9.11(a) hereof.
     “NDEx SBS” has the meaning set forth in the Preamble hereof.
     “NDEx Technologies” means NDEx Technologies, LLC, a Texas limited liability company.
     “NDEx Title” means NDEx Title Services, LLC, a Texas limited liability company.
     “NDEx West” means NDEx West, LLC, a Delaware limited liability company.
     “Net Working Capital” shall mean and be an amount, determined as of the Closing Date, calculated in the same manner as “Net Working Capital” is calculated on Exhibit 1.3(b) attached hereto. In such calculation, all applicable line item amounts shall be determined on a basis consistent with GAAP, except to the extent that such basis is inconsistent with Exhibit 1.3(b), in which case Exhibit 1.3(b) shall control. For the avoidance of doubt, “Net Working Capital” shall not include any assets or liabilities related to Income Taxes.
     “Non-Compete Party” has the meaning set forth in Section 8.3(a) hereof.
     “Non-Income Tax” means any Tax other that is not an Income Tax.
     “NWC Holdback Amount” has the meaning set forth in the Recitals.
     “Object Code” means codes resulting from the translation or processing of the Source Code by a computer into machine language or intermediate code, which is thus in a form not convenient for human understanding of the program logic, but which is appropriate for execution or interpretation by a computer.
     “Objection Notice” has the meaning set forth in Section 1.3(c) hereof.
     “Order” means any award, injunction, judgment, order, ruling, subpoena, or verdict or other decision entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
     “Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person (e.g., a certificate of formation, articles of organization or certificate of limited partnership), and any agreement governing such Person (e.g., a limited liability company agreement, operating agreement or partnership agreement); and (c) any amendments to any of the foregoing.
     “Patents” has the meaning set forth in Section 2.13(a) hereof.
     “Payoff Amounts” has the meaning set forth in the Recitals.
     “Permitted Liens” means (a) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings, (b) statutory Liens of landlords for amounts not yet due and payable, and (c) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet due and payable or which are being contested in good faith through appropriate proceedings.
     “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, other entity or Governmental Body.
     “Practice of Law” means any activities that constitute providing Legal Services.
     “Pre-Closing Reorganization Documents” has the meaning specified in Section 5.7 hereof.
     “ProRem” means ProRem, LLC, a Texas limited liability company.
     “Proprietary Rights” of any Person means all intellectual property, confidential information, and proprietary information of such Person, including, but not limited to, (a) patents and patent applications (including all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof) and patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, trade names, Internet domain names, assumed names and corporate names, together with the goodwill of the business associated with and symbolized by such trademarks, service marks, trade dress, trade names and corporate names, in each case whether or not registered; (c) published and unpublished works of authorship, whether copyrightable or not, including all statutory and common law copyrights associated therewith; (d) all registrations, applications, extensions and renewals for any of the terms listed in clauses (b) and (c); (e) trade secrets;

(f) Websites; (g) all computer programs, including operating systems, applications, routines, interfaces, and algorithms, whether in Source Code or Object Code; (h) lists of customers and potential customers (including any lists of electronic mail addresses of customers and potential customers); ideas; formulae; compositions; know-how; manufacturing and production processes and techniques; research and development information; artwork and graphic design; mastheads; photographs; negatives; manuscripts; drawings; specifications; list of suppliers and service providers; pricing and cost information and records; blueprints; proofs; surveys; test reports; manuals; standards; catalogs; production methods; financial, business, sales and marketing proposals, research, data, and plans; improvements; technical and computer data; databases; documentation; Software; promotional materials and related information; and other intellectual property, confidential information and proprietary rights, in each case in any medium, including digital, and in any jurisdiction, together with all causes of action, judgment, settlements, claims and demands of any nature related thereto, including the right to prosecute any past infringements or other violations thereof.
     “Purchase Price” has the meaning set forth in the Recitals.
     “Purchased Equity” has the meaning set forth in the Recitals.
     “Purchased Investor Shares” has the meaning set forth in the Recitals.
     “Purchased Investor Units” has the meaning set forth in the Recitals.
     “Purchased Shares” means, collectively, (i) the THP Corp. Shares, (ii) the Founder Shares, and (iii) the Purchased Investor Shares.
     “Purchased Units” means, collectively, (i) the Founder Units, (ii) the Executive Units, (iii) the Purchased Investor Units and (iv) the THP LP General Partnership Interests.
     “Reasonable Efforts” means the good faith efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as reasonably expeditiously as possible in a commercially reasonable manner.
     “Releases” means, collectively, the Barrett Release, the Brasiel Release and the Frost Securities Release.
     “Representatives” means officers, directors, managers, employees, agents, attorneys, accountants, advisors and representatives.
     “Restricted Period” means (i) for each of Michael C. Barrett, Jacqueline M. Barrett, James C. Frappier, Robert F. Frappier, Abbe L. Patton and Barry Tiedt, the period of time commencing on the Closing Date and ending four (4) years from the Closing Date, and (ii) for any other Non-Compete Party other than those individuals in clause (i) of this definition of “Restricted Period,” the period of time commencing on the Closing Date and ending two (2) years from the Closing Date.
     “Robert Frappier” has the meaning set forth in the Preamble hereof.

     “Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.
     “Rule 144 Period” has the meaning set forth in Section 4.9 hereof.
     “San Antonio Landlord” means One Village Park, Ltd.
     “San Antonio Lease” means that certain Office Space Lease Agreement, dated as of April 25, 2008, by and between the San Antonio Landlord, as landlord, and NDEx Holdings, as tenant, pursuant to which NDEx Holdings leases the San Antonio Leased Premises.
     “San Antonio Leased Premises” means that certain real property leased by NDEx Holdings located at 14607 San Pedro, Suite 200, One Village Park, San Antonio, Texas 78232.
     “SEC” means the Securities and Exchange Commission.
     “SEC Reports” has the meaning set forth in Section 4.7 hereof.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Seller Indemnified Party” has the meaning set forth in Section 8.2(b) hereof.
     “Sellers” means, collectively, THP Holdings, the Limited Partner Sellers and the Selling Stockholders, and each is hereinafter referred to as a “Seller”.
     “Sellers’ Representatives” has the meaning set forth in Section 9.11 hereof.
     “Sellers’ Returns” has the meaning set forth in Section 8.4(a) hereof.
     “Sellers’ Tax Contest” has the meaning set forth in Section 8.4(f) hereof.
     “Selling Investor Partners” means, collectively, Trinity Hunt III and NDEx SBS, and each is hereinafter referred to as a “Selling Investor Partner”.
     “Selling Investor Stockholders” means, collectively, Trinity Hunt III and NDEx SBS, and each is hereinafter referred to as a “Selling Investor Stockholder”.
     “Selling Parties” means, collectively, Sellers and the Acquired Companies, and each is hereinafter referred to as a “Selling Party.”
     “Selling Stockholders” means, collectively, the Founder Stockholders and the Selling Investor Stockholders, and each is hereinafter referred to as a “Selling Stockholder”.
     “Senior Agent” means U.S. Bank National Association, a national banking association, as agent for the Senior Banks.

     “Senior Banks” means those various financial institutions as may become, from time to time, parties to the Senior Credit Agreement as “Banks” thereunder.
     “Senior Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of August 8, 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time, by and among the Senior Agent, the Senior Banks, the Buyer, DMC and the other entities party thereto as borrowers, and DMC as “Borrowers’ Agent” thereunder.
     “Software” means (i) all software programs and applications and reusable software modules or templates developed by or on behalf of, or owned by, the Companies and intended for sale, license or use by the Companies, on a stand alone basis or as part of a client engagement, including all enhancements, versions, releases and updates of such products, and (ii) any other software products in development by the Companies, regardless of the products’ stage of development; in each case, excluding any portions thereof which comprise Third Party Software.
     “Source Code” means code suitable for reading or reproduction by computer and/or photocopying equipment, consisting of a full source language statement for the Software, including, but not limited to, any programmers’ comments, any maintenance documentation, a master diskette or tape, duplicating instructions, and any and all other existing materials reasonably required to enable reasonably skilled programmers to use the Software.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director, managing member or general partner of such limited liability company, partnership, association, or other business entity.
     “Surveyor Boulevard Landlord” means Ralston Investment Company, a Joint Venture, a California general partnership.
     “Surveyor Boulevard Lease” means that certain Lease Agreement, dated February 13, 1998, as amended by that certain Amendment to Lease, dated September 27, 2007, by and among the Surveyor Boulevard Landlord, as landlord, and NDEx Holdings and BDFT&E LLP, as co-tenants, pursuant to which NDEx Holdings and BDFT&E LLP lease the Surveyor Boulevard Leased Premises.

     “Surveyor Boulevard Leased Premises” means that certain real property leased by NDEx Holdings and BDFT&E LLP, as co-tenants, located at 15000 Surveyor Boulevard, Addison, Texas 70001.
     “Tail Insurance Policy” means a tail insurance policy issued for the full term of the Indemnification Escrow Agreement to pay any claims against the Companies for actions or omissions occurring prior to the Closing Date relating to specified risks and claims or types of claims against the Companies, in a form and issued by an insurer reasonably acceptable to Buyer, providing coverage until at least the third anniversary of the Closing Date in a dollar amount up to Five Million Dollars ($5,000,000), and fully purchased, with no further payment obligations with respect to premiums for such policy, by the Sellers at their discretion and at their cost and expense.
     “Target Final Closing Cash Amount” means an amount equal to Two Million Dollars ($2,000,000).
     “Target Net Working Capital” means an amount equal to Two Million Dollars ($2,000,000).
     “Tax” means any and all U.S. Federal, state, local or foreign taxes, assessments and other governmental charges based on or measured by gross receipts, income, profits, sales, use, occupation, franchise, estimated, alternative minimum, add-on minimum, real or immovable property, personal or movable property, intangible property, social security, employment, unemployment, payroll, deductions at source, employee or other withholding, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; whether disputed or not, and including any transferee or secondary liability in respect of any tax (whether by law, contractual agreement, or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary, or similar group.
     “Tax Action” has the meaning set forth in Section 8.4(f) hereof.
     “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information and any amendment thereof) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.
     “Territory” has the meaning set forth in Section 8.3(b) hereof.
     “Third Party Claim” has the meaning set forth in Section 8.2(c)(i) hereof.
     “Third Party Licenses” has the meaning set forth in Section 2.13(e) hereof.
     “Third Party Marks” has the meaning set forth in Section 2.13(g) hereof.
     “Third Party Software” means any (i) off-the-shelf software program and/or (ii) any software utility, tool, application or program, which was not developed at the specific request or direction of any of the Companies, including, but not limited to, the Source Code therefor and the Object Code and Documentation of or relating thereto.
     “THP Corp.” has the meaning set forth in the Preamble hereof.
     “THP Corp. Shares” means all of the authorized and outstanding shares of capital stock in THP Corp.
     “THP Holdings” has the meaning set forth in the Preamble hereof.
     “THP LP” has the meaning set forth in the Preamble hereof.
     “THP LP General Partnership Interests” means all of the authorized and outstanding general partnership interests in THP LP.
     “THP LP Investor Shares” has the meaning set forth in Section 2.3(a) hereof.
     “THP LP Investor Units” has the meaning set forth in Section 2.3(b) hereof.
     “THP LP Limited Partnership Interests” has the meaning set forth in Section 2.3(c) hereof.
     An Action, dispute or other matter will be deemed to have been “Threatened” if any notice, demand or statement has been given or made in writing, or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Action, dispute, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.
     “Threshold” means Two Hundred Eight Thousand Dollars ($208,000).
     “TitleStar” means TitleStar Mortgagee Services, LLC, a Texas limited liability company.
     “Trademarks” has the meaning set forth in Section 2.13(a) hereof.
     “Transaction” means the transactions contemplated by this Agreement and the Transaction Documents.
     “Transaction Documents” means each agreement, document, certificate and instrument being delivered pursuant to this Agreement.
     “Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means, voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.
     “Trinity Hunt III” has the meaning set forth in the Preamble hereof.
     “Trinity Hunt Representative” has the meaning set forth in Section 9.11(a) hereof.

     “Trott & Trott” means Trott & Trott, P.C., a Michigan professional service corporation.
     “Unaudited Financial Statements” has the meaning set forth in Section 2.6(b) hereof.
     “WARN Act” has the meaning set forth in Section 2.15(a) hereof.
     “Websites” means all series of interconnected pages on the World Wide Web, documents, files, content, written materials, graphics and designs, formatted using HTML code or another web-based code, located at, or otherwise intended to be accessible by Internet users with web browsers visiting, uniform resource locators comprised of one of the Domain Names listed on Schedule 2.13(a) and all content, information and other materials associated therewith, including, but not limited to, (i) any computer software, script, programming code, formatting code, data, methodologies and processes used in the operation thereof or otherwise related thereto; (ii) all versions, works in process, updates, fixes, enhancements, and releases thereof; (iii) all mirror sites associated with the foregoing; and (iv) all copyrights, trademarks, trade secrets and other intellectual property, in any jurisdiction, inherent in the foregoing or appurtenant thereto.
     9.13 Entire Agreement. This Agreement, the Preamble, the Recitals and all the Schedules and Exhibits attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) and the other Transaction Documents set forth the entire understanding of the parties, and supersede and preempt all prior oral or written understandings and agreements with respect to the subject matter hereof (including, but not limited to, any term sheet and/or letter of intent), and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.
     9.14 No Third Party Beneficiary. This Agreement shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives and any Person entitled to indemnification under Section 8.2. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns and any Person entitled to indemnification under Section 8.2 any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     9.15 Interpretative Matters. Unless the context otherwise requires, (a) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the term “including” shall mean by way of example and not by way of limitation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or questions of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. Unless expressly provided herein to the contrary, any obligations of the Sellers incurred as a result of any term or provision of this Agreement or any Transaction Document shall be joint and several in nature.
     9.16 Further Assurances. The Buyer and the Sellers’ Representatives shall from time to time after the Closing, at any other party’s reasonable request, execute and deliver or cause to be executed and delivered such instruments of transfer, conveyance and assignment (in addition to those delivered at the Closing), and take or cause to be taken such other action, as such any party may reasonably require, to effect, consummate, confirm, or evidence the Transaction. The Sellers and the Buyer will also do such acts as are necessary to perform their covenants and agreements herein.
[Remainder of Page Intentionally Left Blank.
Signature Pages Follow.]

     IN WITNESS WHEREOF, the parties have executed this Equity Purchase Agreement as of the date first written above.

AMERICAN PROCESSING COMPANY, LLC

By:	/s/ David A. Trott

Name:	David A. Trott
Its:	President

THP/NDEX AIV HOLDINGS, LP

By: Trinity Hunt Partners, L.P., its general partner

By: Trinity Hunt Partners GP, L.P., its general partner

By: Trinity Hunt Partners GP, LLC, its general partner

	By:	/s/ Peter John Stein
	Name:	Peter John Stein
	Its:	Managing Member

TRINITY HUNT PARTNERS III, L.P.

By: Trinity Hunt Partners, L.P., its general partner

By: Trinity Hunt Partners GP, L.P., its general partner

By: Trinity Hunt Partners GP, LLC, its general partner

	By:	/s/ Peter John Stein
	Name:	Peter John Stein
	Its:	Managing Member

NDEX SBS INVESTMENT I, LP

By: Trinity Hunt Partners, L.P., its general partner

By: Trinity Hunt Partners GP, L.P., its general partner

By: Trinity Hunt Partners GP, LLC, its general partner

	By:	/s/ Peter John Stein
	Name:	Peter John Stein
	Its:	Managing Member

/s/ Michael C. Barrett

MICHAEL C. BARRETT

/s/ Jacqueline M. Barrett

JACQUELINE M. BARRETT

/s/ Mary A. Daffin

MARY A. DAFFIN

/s/ Robert F. Frappier

ROBERT F. FRAPPIER

/s/ James C. Frappier

JAMES C. FRAPPIER

/s/ Abbe L. Patton

ABBE L. PATTON

/s/ Barry Tiedt

BARRY TIEDT

THP/NDEX AIV CORP.

By:	/s/ Peter John Stein

Name:	Peter John Stein
Its:	President

THP/NDEx AIV, LP

By: THP/NDEx AIV Holdings, LP, its general partner

By: Trinity Hunt Partners, L.P., its general partner

By: Trinity Hunt Partners GP, L.P., its general partner

By: Trinity Hunt Partners GP, LLC, its general partner

	By:	/s/ Peter John Stein
	Name:	Peter John Stein
	Its:	Managing Member

NATIONAL DEFAULT EXCHANGE MANAGEMENT, INC.

By:	/s/ Michael C. Barrett

Name:	Michael C. Barrett
Its:	Chairman

NATIONAL DEFAULT EXCHANGE HOLDINGS, L.P.

By: National Default Exchange Management, Inc., its General Partner

By:	/s/ Michael C. Barrett

Name:	Michael C. Barrett
Its:	Chairman

DOLAN MEDIA COMPANY

By:	/s/ James P. Dolan

Name:	James P. Dolan
Title:	Chairman, President and Chief Executive Officer

SELLERS’ REPRESENTATIVES:

/s/ Michael C. Barrett

Michael C. Barrett, as a Sellers’ Representative

/s/ Peter John Stein

Peter John Stein, as a Sellers’ Representative

EXHIBITS
Exhibit 1.3(b) — Net Working Capital Calculation Example
Exhibit 7.2(b) — Opinion of Counsel to the Sellers
Exhibit 9.12-1 — Amended and Restated Services Agreements
Exhibit 9.12-2 — Indemnification Escrow Agreement

SCHEDULES
Schedule of Sellers
Schedule I — Estimate of Payoff Amounts
Schedule 1.2(a) — Closing Consideration Allocation
Schedule 2.1-1 — Organization of the Companies
Schedule 2.1-2 — Foreign Qualification of the Companies
Schedule 2.1-3 — Subsidiaries
Schedule 2.3(d) — Ownership of Acquired Subsidiaries Equity Interests
Schedule 2.3(e) — Ownership of Excluded Subsidiaries Equity Interests
Schedule 2.4 — Conflicts
Schedule 2.6-1 — 2007 Financial Statements
Schedule 2.6-2 — Unaudited Financial Statements
Schedule 2.7 — Internal Control Deficiencies
Schedule 2.8(a) — Operations of Management
Schedule 2.8(b)-1 — Operations of Addison
Schedule 2.8(b)-2 — Operations of AllStar
Schedule 2.8(b)-3 — Operations of ProRem
Schedule 2.8(b)-4 — Operations of TitleStar
Schedule 2.8(c) — Absence of Liabilities
Schedule 2.9(b) — Location of Personal Property
Schedule 2.9(c) — Personal Property
Schedule 2.10(a) — Compliance with Laws
Schedule 2.10(b) — Company Governmental Authorizations
Schedule 2.11(b) — Material Leases
Schedule 2.11(i) — Real Property Lease Matters
Schedule 2.12(a) — Contracts
Schedule 2.12(c) — Customer Relationship Matters
Schedule 2.13(a) — Proprietary Rights
Schedule 2.13(e) — Development Agreements
Schedule 2.14(a) — Employee Benefit Plans
Schedule 2.15(b) — Workers Compensation
Schedule 2.16-1 — Employees
Schedule 2.16-2 — Law Firm Employees
Schedule 2.18 — Affiliate Transactions
Schedule 2.19 — Insurance Policies
Schedule 2.20(a) — Tax Return Filings
Schedule 2.20(b) — Tax Jurisdictions
Schedule 2.20(m) — Tax Classifications
Schedule 2.20(n) — Previous 754 Elections
Schedule 2.21 — Actions
Schedule 2.23 — Conduct of the Business
Schedule 2.23(ii) — Distributions to the Law Firms
Schedule 2.23(vi) — Disputed Liabilities
Schedule 2.23(xiii) — Settlements of Claims with Clients
Schedule 2.26 — Corporate Names/Business Locations
Schedule 4.3 — Buyer Conflicts

Schedule 4.6 — APC Capitalization
Schedule 4.7 — New York Stock Exchange Compliance
Schedule 5.7 — Transferred Employees
Schedule of Releases
Schedule of Agreements to Be Terminated
Schedule 7.2(aa)(iii) — Assignment of Certain Proprietary Rights
Schedule 9.12 — Excluded Assets